Exhibit 99.1

EXPLANATORY NOTE

STERIS plc (the "Company") is filing this exhibit to reflect changes to the presentation of the Company’s financial information as set forth in the Company's Annual Report on Form 10-K for the year ended March 31, 2020 (the "Fiscal 2020 Form 10-K"), as filed with the Securities and Exchange Commission ("SEC") on May 29, 2020, in order to give effect to a change in segment reporting.

As previously disclosed in the Quarterly Report on Form 10-Q for the period ended June 30, 2020 (as filed with the Securities and Exchange Commission (the "SEC") on August 7, 2020), effective April 1, 2020, the Company changed the structure of its reportable business segments by combining the Healthcare Products and Health Care Specialty Services segments into one segment simply called Healthcare. The Company operates and reports its financial information in three reportable business segments: Healthcare, Applied Sterilization Technologies and Life Sciences. Non-allocated operating costs that support the entire Company and items not indicative of operating trends are excluded from segment operating income. This exhibit updates the information in the following items as initially filed in order to reflect the change in segment reporting: Part I. Item 1 Business; Part II. Item 7 Management's Discussion and Analysis of Financial Condition and Results of Operations; and Part II. Item 8 Financial Statements and Supplementary Data.

No items in the Fiscal 2020 Form 10-K other than those identified above are being updated by this filing. Information in the Fiscal 2020 Form 10-K is generally stated as of March 31, 2020 and this filing does not reflect any subsequent information or events other than the change in segment reporting noted above. Without limiting the foregoing, this filing does not purport to update Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in the Fiscal 2020 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than the events described above. More current information is contained in the Company’s Quarterly Report on Form 10-Q for the period ended December 31, 2020 (the “Form 10-Q”) and other filings with the SEC. This exhibit should be read in conjunction with the Fiscal 2020 Form 10-K, the Form 10-Q and any other documents the Company has filed with the SEC subsequent to May 29, 2020 (the “Other Documents”). The Form 10-Q and the Other Documents contain information regarding events, developments and updates to certain expectations of the Company that have occurred since the filing of the Fiscal 2020 Form 10-K.

		Page
Part I
Item 1	Business	3
Part II
Item 7	Management's Discussion and Analysis of Financial Condition and Results of Operations	8
Item 8	Financial Statements and Supplementary Data	27

PART I
Throughout this Annual Report, references to STERIS plc, "STERIS," "us," or "our," mean STERIS Ireland and its subsidiaries for periods from and after the Redomiciliation and STERIS UK and its subsidiaries for periods prior to the Redomiciliation (as such terms are hereinafter defined), unless otherwise noted. References in this Annual Report to a particular "year," "fiscal," "fiscal year," or "year-end" mean our fiscal year, which ends on March 31. For example, fiscal year 2020 ended on March 31, 2020.
ITEM 1.    BUSINESS
INTRODUCTION
STERIS plc is a leading provider of infection prevention and other procedural products and services. Our MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. We offer our Customers a unique mix of innovative capital equipment products, such as sterilizers and washers, surgical tables, lights and equipment management systems and connectivity solutions such as operating room integration; consumable products including detergents and gastrointestinal endoscopy accessories and other products and services, including equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory services and outsourced instrument reprocessing.
On March 28, 2019, STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS UK”), completed a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”). The Redomiciliation was achieved through the insertion of a new Irish public limited holding company (“STERIS Ireland”) on top of STERIS UK pursuant to a court-approved scheme of arrangement under English law (the “Scheme”). Following the Scheme effectiveness, STERIS UK was re-registered as a private limited company with the name STERIS Limited, and STERIS Emerald IE Limited, a company established in Ireland and a wholly-owned direct subsidiary of STERIS Ireland, was interposed as the direct parent company of STERIS UK.
STERIS plc's registered office is located in Dublin, Ireland. STERIS plc has approximately 13,000 employees worldwide. Through our field sales and service and a network of dealers and distributors, we serve Customers in more than 100 countries around the world.
We operate and report in three reportable business segments: Healthcare, Life Sciences, and Applied Sterilization Technologies. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. In fiscal 2019, we ceased the allocation of certain corporate costs to our segments to align with internal management measures. The fiscal 2018 period operating income measures have been recast for comparability.
The bulk of our revenues are derived from healthcare provider, pharmaceutical and medical device Customers. Much of the growth in these industries is driven by the aging of the population throughout the world, as an increasing number of individuals are entering their prime healthcare consumption years, and are dependent upon advancement in healthcare delivery, acceptance of new technologies, government policies, and general economic conditions. The pharmaceutical industry has been impacted by increased regulatory scrutiny of cleaning and validation processes, mandating that manufacturers improve their processes. Within healthcare, there is concern regarding the level of hospital acquired infections around the world; increased demand for medical procedures, including preventive screenings such as endoscopies and colonoscopies; and a desire by our Customers to operate more efficiently, all of which are driving increased demand for many of our products and services. The COVID-19 pandemic is resulting in the deferral of certain elective medical procedures, which is negatively impacting the demand for some of our products and services.
INFORMATION RELATED TO BUSINESS SEGMENTS
Our chief operating decision maker is our President and Chief Executive Officer (“CEO”). The CEO is responsible for performance assessment and resource allocation. The CEO regularly receives discrete financial information about each reportable segment and uses this information to assess performance and allocate resources. The accounting policies of the reportable segments are the same as those described in Note 1 to the Consolidated Financial Statements titled, “Nature of Operations and Summary of Significant Accounting Policies,” of the Fiscal 2020 Form 10-K.

HEALTHCARE SEGMENT
Description of Business. Our Healthcare segment provides a broad portfolio of infection prevention, procedural and GI solutions including: consumable products, equipment maintenance and installation services, and capital equipment to acute care hospitals, ambulatory surgery centers and GI clinics. These solutions aid our Customers in improving the safety, quality, productivity, and utility consumption of their surgical, sterile processing, gastrointestinal, and emergency environments. Our Healthcare segment also provides a range of solutions and managed services including: hospital sterilization services and instrument and scope repairs to acute care hospitals and other healthcare settings that aid our Customers in improving the safety, quality and productivity of their operations.
Products Offered. Our solutions include cleaning chemistries and sterility assurance products, accessories for GI procedures, washers, sterilizers and other pieces of capital equipment essential to the operations of a sterile processing department ("SPD") and equipment used directly in the operating room, including surgical tables, lights, equipment management services, and connectivity solutions.
Services Offered. Our Healthcare segment service associates install, maintain, upgrade, repair, and troubleshoot capital equipment throughout the world. We offer various preventive maintenance programs and repair services to support the effective operation of capital equipment over its lifetime. Our Healthcare segment also provides comprehensive instrument and endoscope repair and maintenance solutions (on-site or at one of our dedicated facilities), custom process improvement consulting and outsourced instrument sterile processing (on-site at the hospital and in off-site reprocessing centers).
Customer Concentration. Our Healthcare segment sells consumables, services and capital equipment, to Customers in many countries throughout the world. For the year ended March 31, 2020, no Customer represented more than 10% of the Healthcare segment's total revenues.
Competition. We compete with a number of large companies that have significant product portfolios and global reach, as well as a number of small companies with very limited product offerings and operations in one or a limited number of countries. On a product basis, competitors include 3M, Belimed, Cantel Medical, Ecolab, Getinge, Hill-Rom, Fortive, Stryker and Skytron. On a service line basis, competitors include BBraun, Berendsen plc, CleanLease (Clean Lease Fortex), Karl Storz, Mobile, Northfield, Olympus, Owens & Minor, Pentax, Rentex Awé and Rentex Floren and Sterilog Limited.
LIFE SCIENCES SEGMENT
Description of Business.  Our Life Sciences segment designs, manufactures and sells consumable products, equipment maintenance, specialty services and capital equipment primarily to pharmaceutical manufacturers around the world.
Products Offered.  These solutions include formulated cleaning chemistries, barrier products, sterility assurance products, steam and vaporized hydrogen peroxide sterilizers and washer disinfectors.
Services Offered.  Our Life Sciences segment service associates install, maintain, upgrade, repair, and troubleshoot equipment throughout the world. We offer various preventive maintenance programs and repair services to support the effective operation of capital equipment over its lifetime.
Customer Concentration.  Our Life Sciences segment sells consumables, services and capital equipment, to Customers in many countries throughout the world. For the year ended March 31, 2020, no Customer represented more than 10% of the Life Sciences segment’s total revenues.
Competition.  Our Life Sciences segment operates in highly regulated environments where the most intense competition results from technological innovations, product performance, convenience and ease of use, and overall cost-effectiveness. We compete for pharmaceutical Customers with a number of large companies that have significant product portfolios and global reach, as well as a number of small companies with very limited product offerings and operations in one or a limited number of countries. Competitors include Belimed, Ecolab, Fedegari, Getinge, MECO, Stilmas, and Techniplast.
APPLIED STERILIZATION TECHNOLOGIES SEGMENT
Description of Business. Our Applied Sterilization Technologies ("AST") segment provides contract sterilization and testing services for medical device and pharmaceutical manufacturers. As a technology neutral service provider, we offer unbiased technology assessments dependent on the individual requirements of each product. Our Customers are primarily medical device and pharmaceutical manufacturers.
Services Offered. We offer a wide range of sterilization modalities as well as an array of testing services that complements the manufacturing of sterile products. Our locations are in major population centers and core distribution corridors throughout the Americas, Europe and Asia. Our technical services group supports Customers in all phases of product development, materials testing, and process validation.

Customer Concentration.  Our Applied Sterilization Technologies segment’s services are offered to Customers throughout the world. For the year ended March 31, 2020, no Customer represented more than 10% of the segment’s revenues.
Competition.  Applied Sterilization Technologies operates in a highly regulated industry and competes with Sterigenics International, Inc., other smaller contract sterilization companies and manufacturers that sterilize products in-house.
INFORMATION WITH RESPECT TO OUR BUSINESS IN GENERAL
Sources and Availability of Raw Materials.  We purchase raw materials, sub-assemblies, components, and other supplies needed in our operations from numerous suppliers in the United States and internationally. The principal raw materials and supplies used in our operations include stainless and carbon steel, organic and inorganic chemicals, fuel, and plastic components. These raw materials and supplies are generally available from several suppliers and in sufficient quantities that we do not currently expect any significant sourcing problems in fiscal 2021. We have long-term supply contracts for certain materials for which there are few suppliers, or those that are single-sourced in certain regions of the world, such as EO and cobalt-60, which are necessary to our AST operations. In addition, we have developed a plan to expand our irradiation processing capacity with accelerator-based technologies, which may reduce the potential supply risk.
Intellectual Property.  We protect our technology and products by, among other means, obtaining United States and foreign patents. There can be no assurance, however, that any patent will provide adequate protection for the technology, system, product, service, or process it covers. In addition, the process of obtaining and protecting patents can be long and expensive. We also rely upon trade secrets, technical know-how, and continuing technological innovation to develop and maintain our competitive position.
As of March 31, 2020, we held approximately 410 United States patents and approximately 1,640 in other jurisdictions and had approximately 145 United States patent applications and 360 patent applications pending in other jurisdictions. Patents for individual products extend for varying periods according to the date of filing or grant and legal term of patents in various countries where a patent is obtained. The actual protection a patent provides varies from country to country and depends in part upon the type of patent, the scope of its coverage, and the availability of legal remedies in each country.
Our products are sold around the world under various brand names and trademarks. We consider our brand names and trademarks to be valuable in the marketing of our products. As of March 31, 2020, we had a total of approximately 1,430 trademark registrations worldwide.
Quality Assurance.  We manufacture, assemble, and package products in several countries. Each of our production facilities are dedicated to particular processes and products. Our success depends upon Customer confidence in the quality of our production process and the integrity of the data that supports our product safety and effectiveness. We have implemented quality assurance procedures to support the quality and integrity of scientific information and production processes.
Government Regulation.  Our business is subject to various degrees of governmental regulation in the countries in which we operate. In the United States, the United States Food and Drug Administration (“FDA”), the United States Environmental Protection Agency (“EPA”), the United States Nuclear Regulatory Commission (“NRC”), and other governmental authorities regulate the development, manufacture, sale, and distribution of our products and services. Our international operations also are subject to a significant amount of government regulation, including country-specific rules and regulations and U.S. regulations applicable to our international operations. Government regulations include detailed inspection of, and controls over, research and development, clinical investigations, product approvals and manufacturing, marketing and promotion, sampling, distribution, record-keeping, storage, and disposal practices.
Compliance with applicable regulations is a significant expense for us. Past, current or future regulations, their interpretation, or their application could have a material adverse impact on our operations. Also, additional governmental regulation may be passed that could prevent, delay, revoke, or result in the rejection of regulatory clearance of our products. We cannot predict the effect on our operations resulting from current or future governmental regulation or the interpretation or application of these regulations.
If we fail to comply with any applicable regulatory requirements, sanctions could be imposed on us. For more information about the risks we face regarding regulatory requirements, see Part I, Item 1A of the Fiscal 2020 Form 10-K titled, "Risk Factors". We are subject to extensive regulatory requirements and must receive and maintain regulatory clearance or approval for many products and operations. Failure to receive or maintain, or delays in receiving, clearance or approvals may hurt our revenues, profitability, financial condition, or value.
In the past, we have received warning letters, paid civil penalties, conducted product recalls and field corrections, and been subject to other regulatory sanctions. We believe that we are currently compliant in all material respects with applicable regulatory requirements. However, there can be no assurance that future or current regulatory, governmental, or private action will not have a material adverse affect on us or on our performance, results, or financial condition.

Environmental Matters.  We are subject to various laws and governmental regulations concerning environmental matters and employee safety and health in Ireland, the United States and other countries. We have made, and continue to make, significant investments to comply with these laws and regulations. We cannot predict the future capital expenditures or operating costs required to comply with environmental laws and regulations. We believe that we are currently compliant with applicable environmental, health, and safety requirements in all material respects. However, there can be no assurance that future or current regulatory, governmental, or private action will not have a material adverse affect on our performance, results, or financial condition. Please refer to Note 10 of our consolidated financial statements titled, "Commitments and Contingencies" for further information.
In the future, if a loss contingency related to environmental matters, employee safety, health or conditional asset retirement obligations is significantly greater than the current estimated amount, we would record a liability for the obligation and it may result in a material impact on net income for the annual or interim period during which the liability is recorded. The investigation and remediation of environmental obligations generally occur over an extended period of time, and therefore we do not know if these events would have a material adverse affect on our financial condition, liquidity, or cash flow, nor can there be any assurance that such liabilities would not have a material adverse affect on our performance, results, or financial condition.
Competition.  The markets in which we operate are highly competitive and generally highly regulated. Competition is intense in all of our business segments and includes many large and small competitors. Brand, design, quality, safety, ease of use, serviceability, price, product features, warranty, delivery, service, and technical support are important competitive factors to us. We expect to face continued competition in the future as new infection prevention, sterile processing, contamination control, gastrointestinal and surgical support products and services enter the market. We believe many organizations are working with a variety of technologies and sterilizing agents. Also, a number of companies have developed disposable medical instruments and other devices designed to address the risk of contamination.
We believe that our long-term competitive position depends on our success in discovering, developing, and marketing innovative, cost-effective products and services. We devote significant resources to research and development efforts and we believe STERIS is positioned as a global competitor in the search for technological innovations. In addition to research and development, we invest in quality control, Customer programs, distribution systems, technical services, and other information services.
There can be no assurance that we will develop significant new products or services, or that the new products or services we provide or develop in the future will be more commercially successful than those provided or developed by our competitors. In addition, some of our existing or potential competitors may have greater resources than us. Therefore, a competitor may succeed in developing and commercializing products more rapidly than we do. Competition, as it relates to our business segments and product categories, is discussed in more detail in the section above titled, “Information Related to Business Segments.”
Employees.  As of March 31, 2020, we had approximately 13,000 employees throughout the world including certain locations subject to collective bargaining agreements and works council representation. We believe we generally have good relations with our employees.
Methods of Distribution.  Sales and service activities are supported by a staff of regionally based clinical specialists, system planners, corporate account managers, and in-house Customer service and field support departments. We also contract with distributors and dealers in select markets.
Customer training is important to our business. We provide a variety of courses at Customer locations, at our training and education centers, and over the internet. Our training programs help Customers understand the science, technology, and operation of our products and services. Many of our operator training programs are approved by professional certifying organizations and offer continuing education credits to eligible course participants.
Seasonality.  Our financial results have been, from time to time, subject to seasonal patterns. We cannot assure you that these patterns will continue.
Backlog.  We define backlog as the amount of unfilled capital equipment purchase orders at a point in time. At March 31, 2020, we had a backlog of $242.5 million. Of this amount, $170.1 million and $72.4 million related to our Healthcare and Life Sciences segments, respectively. At March 31, 2019, we had backlog orders of $215.2 million. Of this amount, $154.5 million and $60.7 million related to our Healthcare and Life Sciences segments, respectively.
Availability of Securities and Exchange Commission Filings.  We make available free of charge on or through our website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish such material to, the Securities and Exchange Commission (“SEC”). You may access these documents, as well as other SEC filings related to the Company, on the Investor Relations page of our website at http://www.steris-ir.com. You may also obtain copies of these documents by accessing the SEC’s website at http://www.sec.gov. The content on or accessible through any website referred to in this Annual Report on Form 10-K is not incorporated by reference into this Form 10-K unless expressly noted.
We also make available free of charge on our website our Corporate Governance Guidelines, our Director Code of Ethics, and our Code of Business Conduct, as well as the Charters of the Audit Committee, the Compensation and Organization Development Committee, the Nominating and Governance Committee, and the Compliance Committee of the Company’s Board of Directors.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The following table presents certain information regarding our executive officers at March 31, 2020. All executive officers serve at the pleasure of the Board of Directors.

Name	Age	Position
Karen L. Burton	52	Vice President, Controller and Chief Accounting Officer
Daniel A. Carestio	47	Senior Vice President and Chief Operating Officer
Cary L. Majors	45	Senior Vice President, North America Commercial Operations
Walter M Rosebrough, Jr.	66	President and Chief Executive Officer
Renato G. Tamaro	51	Vice President and Corporate Treasurer
Michael J. Tokich	51	Senior Vice President and Chief Financial Officer
J. Adam Zangerle	53	Senior Vice President, General Counsel, and Secretary
The following discussion provides a summary of each executive officer's recent business experience through March 31, 2020:
Karen L. Burton serves as Vice President, Controller and Chief Accounting Officer. She assumed this role in January 2017. She served as Vice President, Corporate Controller from May 2008 to January 2017.
Daniel A. Carestio serves as Senior Vice President and Chief Operating Officer. He assumed this role in August 2018. From February 2018 to August 2018 he served as Senior Vice President, Sterilization and Disinfection. From August 2015 to February 2018, he served as Senior Vice President, STERIS Applied Sterilization Technologies and Life Sciences. From 2011 to August 2015, he served as Vice President, Sales and Marketing for Isomedix Services and General Manager of Life Sciences.
Cary L. Majors serves as Senior Vice President, North America Commercial Operations. He assumed this role in August 2019. From April 2014 to August 2019 he served as Vice President, North America Commercial Operations.
Walter M Rosebrough, Jr. serves as President and Chief Executive Officer. He assumed this role when he joined STERIS in October 2007. Mr. Rosebrough is also a Director of STERIS plc and Varex Imaging Corporation.
Renato G. Tamaro serves as Vice President and Corporate Treasurer. He assumed this role in August 2017. From March 2006 to July 2017, he served as Assistant Treasurer.
Michael J. Tokich serves as Senior Vice President and Chief Financial Officer. He assumed this role in August 2017. From February 2014 to July 2017, he served as the Senior Vice President, Chief Financial Officer and Treasurer.
J. Adam Zangerle serves as Senior Vice President, General Counsel, and Secretary. He assumed this role in July 2018. From July 2013 to July 2018 he served as Vice President, General Counsel, and Secretary.

PART II
ITEM 7.    MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
INTRODUCTION
In Management’s Discussion and Analysis (“MD&A”), we explain the general financial condition and the results of operations for STERIS and its subsidiaries including:
•what factors affect our business;
•what our earnings and costs were;
•why those earnings and costs were different from the year before;
•where our earnings came from;
•how this affects our overall financial condition;
•what our expenditures for capital projects were; and
•where cash will come from to fund future debt principal repayments, growth outside of core operations, repurchase ordinary shares, pay cash dividends and fund future working capital needs.
The MD&A also analyzes and explains the annual changes in the specific line items in the Consolidated Statements of Income. As you read the MD&A, it may be helpful to refer to information in Item 1, “Business,” Item 6, “Selected Financial Data,” of our Fiscal 2020 Form 10-K, and our consolidated financial statements, which present the results of our operations for fiscal 2020, 2019 and 2018 as well as Part I, Item 1A, “Risk Factors” of our Fiscal 2020 Form 10-K, and Note 10 of our consolidated financial statements titled, "Commitments and Contingencies" for a discussion of some of the matters that can adversely affect our business and results of operations. This information, discussion, and disclosure may be important to you in making decisions about your investments in STERIS.
Information on our financial condition and results of our operations for our 2018 fiscal year period can be found in Item 7 titled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations", of our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the SEC on May 30, 2019.
FINANCIAL MEASURES
In the following sections of the MD&A, we may, at times, refer to financial measures that are not required to be presented in the consolidated financial statements under U.S. GAAP. We sometimes use the following financial measures in the context of this report: backlog; debt-to-total capital; and days sales outstanding. We define these financial measures as follows:
•Backlog – We define backlog as the amount of unfilled capital equipment purchase orders at a point in time. We use this figure as a measure to assist in the projection of short-term financial results and inventory requirements.
•Debt-to-total capital – We define debt-to-total capital as total debt divided by the sum of total debt and shareholders’ equity. We use this figure as a financial liquidity measure to gauge our ability to borrow and fund growth.
•Days sales outstanding (“DSO”) – We define DSO as the average collection period for accounts receivable. It is calculated as net accounts receivable divided by the trailing four quarters’ revenues, multiplied by 365 days. We use this figure to help gauge the quality of accounts receivable and expected time to collect.
We, at times, may also refer to financial measures which are considered to be “non-GAAP financial measures” under SEC rules. We have presented these financial measures because we believe that meaningful analysis of our financial performance is enhanced by an understanding of certain additional factors underlying that performance. These financial measures should not be considered an alternative to measures required by accounting principles generally accepted in the United States. Our calculations of these measures may differ from calculations of similar measures used by other companies and you should be careful when comparing these financial measures to those of other companies. Additional information regarding these financial measures, including reconciliations of each non- GAAP financial measure, is available in the subsection of MD&A titled, "Non-GAAP Financial Measures."

REVENUES– DEFINED
As required by Regulation S-X, we separately present revenues generated as either product revenues or service revenues on our Consolidated Statements of Income for each period presented. When we discuss revenues, we may, at times, refer to revenues summarized differently than the Regulation S-X requirements. The terminology, definitions, and applications of terms that we use to describe revenues may be different from terms used by other companies. We use the following terms to describe revenues:
•Revenues – Our revenues are presented net of sales returns and allowances.
•Product Revenues – We define product revenues as revenues generated from sales of consumable and capital equipment products.
•Service Revenues – We define service revenues as revenues generated from parts and labor associated with the maintenance, repair, and installation of our capital equipment. Service revenues also include hospital sterilization services, instrument and scope repairs, and linen management as well as revenues generated from contract sterilization and laboratory services offered through our Applied Sterilization Technologies segment.
•Capital Equipment Revenues – We define capital equipment revenues as revenues generated from sales of capital equipment, which includes steam sterilizers, low temperature liquid chemical sterilant processing systems, including SYSTEM 1 and 1E, washing systems, VHP® technology, water stills, and pure steam generators; surgical lights and tables; and integrated OR.
•Consumable Revenues – We define consumable revenues as revenues generated from sales of the consumable family of products, which includes SYSTEM 1 and 1E consumables, V-PRO consumables, gastrointestinal endoscopy accessories, sterility assurance products, skin care products, cleaning consumables, barrier product solutions and surgical instruments.
•Recurring Revenues – We define recurring revenues as revenues generated from sales of consumable products and service revenues.
GENERAL OVERVIEW AND EXECUTIVE SUMMARY
STERIS plc is a leading provider of infection prevention and other procedural products and services. Our MISSION IS TO HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare and life science product and service solutions around the globe. We offer our Customers a unique mix of innovative consumable products, such as detergents, gastrointestinal ("GI") endoscopy accessories, barrier product solutions, and other products and services, including: equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory testing services, on-site and off-site reprocessing, and capital equipment products, such as sterilizers and surgical tables, and connectivity solutions such as operating room (“OR”) integration.
On March 28, 2019, STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS UK”), completed a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”). The Redomiciliation was achieved through the insertion of a new Irish public limited holding company (“STERIS Ireland”) on top of STERIS UK pursuant to a court-approved scheme of arrangement under English law (the “Scheme”). Following the Scheme effectiveness, STERIS UK was re-registered as a private limited company with the name STERIS Limited, and STERIS Emerald IE Limited, a company established in Ireland and a wholly-owned direct subsidiary of STERIS Ireland, was interposed as the direct parent company of STERIS UK.
We operate and report in three reportable business segments: Healthcare, Life Sciences, and Applied Sterilization Technologies. We describe our business segments in Note 11 to our consolidated financial statements, titled "Business Segment Information."
The bulk of our revenues are derived from the healthcare, medical device and pharmaceutical industries. Much of the growth in these industries is driven by the aging of the population throughout the world, as an increasing number of individuals are entering their prime healthcare consumption years, and is dependent upon advancement in healthcare delivery, acceptance of new technologies, government policies, and general economic conditions. The pharmaceutical industry has been impacted by increased regulatory scrutiny of cleaning and validation processes, mandating that manufacturers improve their processes. Within healthcare, there is increased concern regarding the level of hospital acquired infections around the world; increased demand for medical procedures, including preventive screenings such as endoscopies and colonoscopies; and a desire by our Customers to operate more efficiently, all which are driving increased demand for many of our products and services. The COVID-19 pandemic is resulting in the deferral of certain elective medical procedures, which is negatively impacting the demand for some of our products and services.
We completed several tuck in acquisitions and asset purchases in fiscal 2020 and 2019 that expanded our product and service offerings to our Customers.

During fiscal 2020, we sold the operations of our hospital sterilization services business that was located in China with annual revenues of approximately $5.0 million.
We continue to invest in manufacturing in-sourcing projects and lean process improvements for the purpose of improving quality, cost and delivery of our products to our Customers.
U.S. Tax Reform. On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “TCJA”). The TCJA made broad and complex changes to the U.S. tax code including, but not limited to, (1) reduction of the U.S. federal corporate income tax rate; (2) elimination of the corporate alternative minimum tax ("AMT"); (3) the creation of the base erosion anti-abuse tax ("BEAT"), a new minimum tax; (4) a general elimination of U.S. federal income taxes on dividends from non-U.S. subsidiaries; (5) a new provision designed to tax global intangible low-taxed income ("GILTI"), which allows for the possibility of using foreign tax credits ("FTCs") and a deduction of up to 50 percent to offset the income tax liability (subject to some limitations); (6) a new limitation on deductible interest expense; (7) the repeal of the domestic production activity deduction; (8) limitations on the deductibility of certain executive compensation; (9) limitations on the use of FTCs to reduce the U.S. income tax liability; and (10) limitations on net operating losses ("NOLs") generated after December 31, 2017, to 80.0 percent of taxable income.
Fiscal 2019 Restructuring Plan. During the third quarter of fiscal year 2019, we adopted and announced a targeted restructuring plan (the “Fiscal 2019 Restructuring Plan”), which included the closure of two manufacturing facilities, one in Brazil and one in England, as well as other actions including, the rationalization of certain products. Fewer than 200 positions were eliminated. The Company has relocated the production of certain impacted products to other existing manufacturing operations during fiscal 2020. These restructuring actions were designed to enhance profitability and improve efficiency. For additional information on restructuring see the subsection titled "Restructuring Expenses", located in the Results of Operations section of this MD&A, or Note 2 of our Consolidated Financial Statements, titled "Restructuring".
Highlights.  Revenues increased $248.7 million, or 8.9%, to $3,030.9 million for the year ended March 31, 2020, as compared to $2,782.2 million for the year ended March 31, 2019. This increase reflects organic growth in all business segments, which was partially offset by unfavorable fluctuations in currencies.
Fiscal 2020 operating income increased 30.5% to $537.0 million over fiscal 2019 operating income of $411.5 million. The increase is primarily attributable to lower restructuring expenses, increased revenue volumes and higher gross margin attainment in fiscal 2020 over fiscal 2019.
Net cash flows from operations were $590.6 million and free cash flow was $380.2 million in fiscal 2020 compared to net cash flows from operations of $539.5 million and free cash flow of $355.4 million in fiscal 2019 (see subsection of MD&A titled, "Non-GAAP Financial Measures" for additional information and related reconciliation of non-GAAP financial measures to the most comparable GAAP measures). The increase in free cash flow is primarily due to the improvement in cash from operations.
Our debt-to-total capital ratio was 25.3% at March 31, 2020. During the year, we increased our quarterly dividend for the fourteenth consecutive year to $0.37 per share per quarter.
Outlook. In fiscal 2021 and beyond, we expect to continue to manage our costs, grow our business with internal product and service development, invest in greater capacity, and augment these value creating methods with potential acquisitions of additional products and services.
However, the COVID-19 pandemic began to impact our business late in fiscal 2020. The coronavirus pandemic and related public health recommendations and mandated precautions to mitigate the spread of COVID-19, including deferral of medical procedures and treatments and shelter-in-place orders or similar measures, is negatively affecting, and is expected to continue to affect some of our operations which would impact our financial position and cash flows in fiscal 2021. We have experienced and expect to continue to experience unpredictable fluctuations in demand for certain of our products and services, including some products and services that are experiencing increased demand.
We cannot predict the ultimate impact that the COVID-19 pandemic and related actions will have on our Customers’ operations, financial position and cash flows and therefore, on the demand for our products and services.
Further, the broader economic impact of the COVID-19 pandemic response could cause interest rate variability and generate unanticipated fluctuations in currency rates that impact our revenues and costs outside of the United States, creating variability in our results.
As a result, we are unable to estimate the ultimate impact of the COVID-19 pandemic to our consolidated results of operations, financial position and cash flows for fiscal 2021 and beyond.

NON-GAAP FINANCIAL MEASURES
We, at times, refer to financial measures which are considered to be “non-GAAP financial measures” under SEC rules. We, at times, also refer to our results of operations excluding certain transactions or amounts that are non-recurring or are not indicative of future results, in order to provide meaningful comparisons between the periods presented.
These non-GAAP financial measures are not intended to be, and should not be, considered separately from or as an alternative to the most directly comparable GAAP financial measures.
These non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision-making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.
We believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provide the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.
We define free cash flow as net cash provided by operating activities as presented in the Consolidated Statements of Cash Flows less purchases of property, plant, equipment, and intangibles plus proceeds from the sale of property, plant, equipment, and intangibles, which are also presented within investing activities in the Consolidated Statements of Cash Flows. We use this as a measure to gauge our ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. The following table summarizes the calculation of our free cash flow for the years ended March 31, 2020 and 2019:

	Years Ended March 31,
(dollars in thousands)	2020	2019
Net cash flows provided by operating activities	$590,559	$539,505
Purchases of property, plant, equipment and intangibles, net	(214,516)	(189,715)
Proceeds from the sale of property, plant, equipment and intangibles	4,156	5,567
Free cash flow	$380,199	$355,357
RESULTS OF OPERATIONS
The COVID-19 pandemic began to impact our business late in fiscal 2020 and therefore did not have a material impact on our fiscal 2020 results of operations.
In the following subsections, we discuss our earnings and the factors affecting them. We begin with a general overview of our operating results and then separately discuss earnings for our operating segments.

FISCAL 2020 AS COMPARED TO FISCAL 2019
Revenues. The following table compares our revenues, in total and by type and geography, for the year ended March 31, 2020 to the year ended March 31, 2019:

	Years Ended March 31,			Percent
(dollars in thousands)	2020	2019	Change	Change
Total revenues	$3,030,895	$2,782,170	$248,725	8.9%

Revenues by type:
Service revenues	1,628,107	1,486,145	141,962	9.6%
Consumable revenues	672,329	605,631	66,698	11.0%
Capital equipment revenues	730,459	690,394	40,065	5.8%

Revenues by geography:
Ireland revenues	63,821	56,784	7,037	12.4%
United States revenues	2,211,722	1,976,814	234,908	11.9%
Other foreign revenues	755,352	748,572	6,780	0.9%
Revenues increased $248.7 million, or 8.9%, to $3,030.9 million for the year ended March 31, 2020, as compared to $2,782.2 million for the year ended March 31, 2019. This increase reflects organic growth in all business segments and favorable pricing, which was partially offset by unfavorable fluctuations in currencies.
Service revenues for fiscal 2020 increased $142.0 million, or 9.6% over fiscal 2019, reflecting growth in all business segments. Consumable revenues for fiscal 2020 increased $66.7 million, or 11.0%, over fiscal 2019, reflecting growth in the Healthcare and Life Sciences segments. Capital equipment revenues for fiscal 2020 increased by $40.1 million, or 5.8%, over fiscal 2019, reflecting strong shipment volumes in the Healthcare and Life Science business segments.
Ireland revenues for fiscal 2020 were $63.8 million, representing an increase of $7.0 million, or 12.4%, over fiscal 2019 revenues of $56.8 million, reflecting strong growth in service revenues.
United States revenues for fiscal 2020 were $2,211.7 million, representing an increase of $234.9 million, or 11.9%, over fiscal 2019 revenues of $1,976.8 million, reflecting double digit growth in service, consumable and capital equipment revenues.
Revenues from other foreign locations for fiscal 2020 were $755.4 million, representing an increase of 0.9% over the fiscal 2019 revenues of $748.6 million, reflecting strength in Canada and the Latin America region. The Europe, Middle East and Africa ("EMEA") region slightly declined primarily due to actions taken in conjunction with the 2019 Restructuring Plan.
Gross Profit. The following table compares our gross profit for the year ended March 31, 2020 to the year ended March 31, 2019:

	Years Ended March 31,		Change	Percent Change
(dollars in thousands)	2020	2019
Gross profit:
Product	$652,586	$593,730	$58,856	9.9%
Service	667,337	581,697	85,640	14.7%
Total gross profit	$1,319,923	$1,175,427	$144,496	12.3%
Gross profit percentage:
Product	46.5%	45.8%
Service	41.0%	39.1%
Total gross profit percentage	43.5%	42.2%
Our gross profit is affected by the volume, pricing and mix of sales of our products and services, as well as the costs associated with the products and services that are sold. Our gross profit increased $144.5 million and gross profit percentage increased 130 basis points to 43.5% for fiscal 2020 as compared to 42.2% for fiscal 2019. The increase in gross margin percentage is primarily due to the favorable impact of pricing (50 basis points), lower current period expenses related to the Fiscal 2019 Restructuring Plan (20 basis points), our recent divestitures (10 basis points) and mix and other adjustments (50 basis points). Productivity enhancements fully offset material, labor and facility cost increases.

Operating Expenses. The following table compares our operating expenses for the year ended March 31, 2020 to the year ended March 31, 2019:

	Years Ended March 31,		Change	Percent Change
(dollars in thousands)	2020	2019
Operating expenses:
Selling, general, and administrative	$716,731	$669,937	$46,794	7.0%
Research and development	65,546	63,038	2,508	4.0%
Restructuring expenses	673	30,987	(30,314)	NM
Total operating expenses	$782,950	$763,962	$18,988	2.5%
NM - Not meaningful
Selling, General, and Administrative Expenses. Significant components of total selling, general, and administrative expenses (“SG&A”) are compensation and benefit costs, fees for professional services, travel and entertainment, facilities costs, gains or losses from divestitures, and other general and administrative expenses. SG&A increased 7.0% in fiscal 2020 over fiscal 2019. Volume sensitive costs like commissions and third party purchasing organization fees increased 15% in fiscal 2020 over fiscal 2019, but continue to be approximately 3% of revenues. Higher compensation costs related to our annual employee bonus and additional operating expenses from our newly acquired businesses also contributed to the fiscal 2020 increase.
Research and Development. Research and development expenses increased $2.5 million during fiscal 2020, as compared to fiscal 2019, due primarily to increased spending within the Healthcare segment. Research and development expenses are influenced by the number and timing of in-process projects and labor hours and other costs associated with these projects. Our research and development initiatives continue to emphasize new product development, product improvements, and the development of new technological platform innovations. During fiscal 2020, our investments in research and development continued to be focused on, but were not limited to, enhancing capabilities of sterile processing combination technologies, procedural products and accessories, and devices and support accessories used in gastrointestinal endoscopy procedures.
Restructuring Expenses. During the third quarter of fiscal 2019, we adopted and announced a targeted restructuring plan (the "Fiscal 2019 Restructuring Plan"), which included the closure of two manufacturing facilities, one in Brazil and one in England, as well as other actions including the rationalization of certain products. Fewer than 200 positions were eliminated. The Company has relocated the production of certain impacted products to other existing manufacturing operations during fiscal 2020. These restructuring actions were designed to enhance profitability and improve efficiency.
We have incurred pre-tax expenses totaling $43.9 million related to these restructuring actions, of which $31.7 million was recorded as restructuring expenses and $12.2 million was recorded in cost of revenues, with a total of $33.7 million, $0.7 million, and $7.8 million related to the Healthcare, Life Sciences, and Applied Sterilization Technologies segments, respectively. Corporate related restructuring charges were $1.7 million. Additional restructuring expenses related to this plan are not expected to be material to our results of operations.
The following table summarizes our total pre-tax restructuring expenses for fiscal 2020 and 2019:

Fiscal 2019 Restructuring Plan	Year Ended March 31, 2020	Year Ended March 31, 2019
(dollars in thousands)
Severance and other compensation related costs	$1,554	$5,651
Accelerated depreciation and amortization	—	16,194
(Gain) on disposal of asset	(1,164)	—
Asset impairment	—	4,312
Lease termination costs and other	283	4,830
Product rationalization (1)	2,470	9,721
Total restructuring expenses	$3,143	$40,708
(1) Recorded in cost of revenues on the Consolidated Statements of Income.
Non-Operating Expenses, Net. Non-operating expense (income), net consists of interest expense on debt, offset by interest earned on cash, cash equivalents, short-term investment balances, and other miscellaneous expense. The following table compares our non-operating expense (income), net for the year ended March 31, 2020 to the year ended March 31, 2019:

	Years Ended March 31,
(dollars in thousands)	2020	2019	Change
Non-operating expenses, net:
Interest expense	$40,279	$45,015	$(4,736)
Interest income and miscellaneous expense	(1,987)	(3,020)	1,033
Non-operating expenses, net	$38,292	$41,995	$(3,703)
Interest expense decreased $4.7 million during fiscal 2020, as compared to fiscal 2019, primarily due to lower outstanding debt levels in the fiscal 2020 period as compared to the same prior year period (refer to our Note 6 to our consolidated financial statements, titled "Debt", for more information). Interest income and miscellaneous expense is not material.
Additional information regarding our outstanding debt is included in Note 6 to our consolidated financial statements titled, “Debt,” and in the subsection of this MD&A titled, “Liquidity and Capital Resources.”
Income Tax Expense. The following table compares our income tax expense and effective income tax rates for the years ended March 31, 2020 and March 31, 2019:

	Years Ended March 31,		Change	Percent Change
(dollars in thousands)	2020	2019
Income tax expense	$90,876	$64,394	$26,482	41.1%
Effective income tax rate	18.2%	17.4%
The effective income tax rate for fiscal 2020 was 18.2% as compared to 17.4% for fiscal 2019. The fiscal 2020 effective tax rate increased when compared to fiscal 2019 primarily due to an increased percentage of profits earned and taxed in jurisdictions with a higher tax rate.
Business Segment Results of Operations. We operate and report our financial information in three reportable business segments: Healthcare, Life Sciences and Applied Sterilization Technologies. Non-allocated operating costs that support the entire Company and items not indicative of operating trends are excluded from segment operating income.
Our Healthcare segment offers infection prevention and procedural solutions for healthcare providers worldwide, including consumable products, equipment maintenance and installation services, and capital equipment. The segment also provides a range of specialty services for healthcare providers including hospital sterilization services and instrument and scope repairs.
Our Life Sciences segment offers consumable products, equipment maintenance, specialty services and capital equipment primarily for pharmaceutical manufacturers.
Our Applied Sterilization Technologies ("AST") segment provides contract sterilization and testing services for medical device and pharmaceutical manufacturers.
We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company.
For more information regarding our segments please refer to Note 11 to our consolidated financial statements titled “Business Segment Information,” and Item 1, “Business”.

The following table compares business segment and Corporate and other revenues and operating income for the year ended March 31, 2020 to the year ended March 31, 2019:

	Years ended March 31,			Percent
(dollars in thousands)	2020	2019	Change	Change
Revenues:
Healthcare	$1,986,809	$1,848,485	$138,324	7.5%
Life Sciences	416,939	378,558	38,381	10.1%
Applied Sterilization Technologies	627,147	555,127	72,020	13.0%
Total revenues	$3,030,895	$2,782,170	$248,725	8.9%
Operating income (loss):
Healthcare	420,636	387,906	32,730	8.4%
Life Sciences	144,088	132,129	11,959	9.1%
Applied Sterilization Technologies	270,917	221,828	49,089	22.1%
Corporate	(207,015)	(184,900)	(22,115)	12.0%
Total operating income before adjustments	$628,626	$556,963	$71,663	12.9%
Less: Adjustments
Amortization of acquired intangible assets (1)	71,675	86,878
Acquisition and integration related charges (2)	8,225	8,901
Redomiciliation and tax restructuring costs (3)	3,699	8,783
(Gain) on fair value adjustment of acquisition related contingent consideration (1)	—	(842)
Net loss (gain) on divestiture of businesses (1)	1,770	(1,370)
Amortization of property "step up" to fair value (1)	2,392	2,440
Restructuring charges (4)	3,143	40,708
COVID-19 incremental costs (5)	749	—
Total operating income	$536,973	$411,465
(1) For more information regarding our recent acquisitions and divestitures see Note 18 titled, "Business Acquisitions and Divestitures". Amortization of purchased intangible assets fiscal 2019 total includes an impairment charge of $16.2 million, see Note 3 titled, "Goodwill and Intangible Assets", for more information.
(2) Acquisition and integration related charges include transaction costs and integration expenses associated with acquisitions.
(3) Costs incurred in connection with the Redomiciliation and subsequent tax restructuring.
(4) For more information regarding our restructuring activities see Note 2 titled, "Restructuring".
(5) COVID-19 incremental costs includes the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available.

Healthcare revenues increased 7.5% in fiscal 2020, as compared to fiscal 2019, reflecting growth in consumable, service and capital equipment revenues of 9.6%, 8.0% and 5.1%, respectively. The increase reflects organic growth, which was partially offset by unfavorable fluctuations in currencies. At March 31, 2020, the Healthcare segment’s backlog amounted to $170.1 million, increasing $15.6 million, or 10.1%, as compared to the backlog of $154.5 million at March 31, 2019.
Life Sciences revenues increased 10.1% in fiscal 2020, as compared to fiscal 2019, reflecting growth in consumable, capital equipment and service revenues of 14.9%, 9.8% and 3.7%, respectively. The increase reflects organic growth and favorable pricing, which were partially offset by unfavorable fluctuations in currencies. Life Sciences backlog at March 31, 2020 amounted to $72.4 million, increasing $11.7 million, or 19.3%, as compared to backlog of $60.7 million at March 31, 2019.
Applied Sterilization Technologies revenues increased 13.0% in fiscal 2020, as compared to fiscal 2019. The increase reflects organic growth, which was primarily attributable to increased demand from medical device Customers, which was partially offset by unfavorable fluctuations in currencies.
The Healthcare segment’s operating income increased $32.7 million to $420.6 million in fiscal year 2020, as compared to $387.9 million in fiscal year 2019. The segment's operating margins were 21.2% for fiscal year 2020 and 21.0% for fiscal year 2019. The increases in the fiscal 2020 period were due to increased volumes and favorable product mix, offset by investments being made to add capacity in anticipation of continuing demand for hospital sterilization services.

The Life Sciences business segment’s operating income increased $12.0 million to $144.1 million in fiscal year 2020, as compared to $132.1 million in fiscal year 2019, primarily due to increased volumes. The segment’s operating margins were 34.6% for fiscal year 2020 and 34.9% for fiscal year 2019. The decline in the fiscal 2020 operating margin was primarily due to unfavorable product mix.
The Applied Sterilization Technologies segment’s operating income increased $49.1 million to $270.9 million in fiscal year 2020, as compared to $221.8 million in fiscal year 2019. The Applied Sterilization Technologies segment's operating margins were 43.2% for fiscal year 2020 and 40.0% for fiscal year 2019. The increases in the fiscal 2020 period were primarily due to increased volumes.

LIQUIDITY AND CAPITAL RESOURCES
The following table summarizes significant components of our cash flows for the years ended March 31, 2020 and 2019:

	Years Ended March 31,
(dollars in thousands)	2020	2019
Net cash provided by operating activities	$590,559	$539,505
Net cash used in investing activities	(319,735)	(213,224)
Net cash used in financing activities	(163,146)	(294,792)
Debt-to-total capital ratio	25.3%	27.1%
Free cash flow	$380,199	$355,357
Net Cash Provided By Operating Activities – The net cash provided by our operating activities was $590.6 million for the year ended March 31, 2020 compared to $539.5 million for the year ended March 31, 2019. The following discussion summarizes the significant changes in our operating cash flows for the years ended March 31, 2020 and 2019:
•Net cash provided by operating activities increased in fiscal 2020 by 9.5%, as compared to fiscal 2019, primarily due to higher net income attainment in the fiscal 2020 period, which was partially offset by higher cash requirements to fund operating assets and liabilities.
Net Cash Used In Investing Activities – The net cash used in our investing activities was $319.7 million for the year ended March 31, 2020, compared to $213.2 million for the year ended March 31, 2019. The following discussion summarizes the significant changes in our investing cash flows for the years ended March 31, 2020 and 2019:
•Purchases of property, plant, equipment, and intangibles, net – Capital expenditures totaled $214.5 million and $189.7 million for fiscal 2020 and 2019, respectively. The fiscal 2020 increase was primarily due to our previously announced expansion projects in the Applied Sterilization Technologies and Healthcare segments.
•Proceeds from the sale of property, plant, equipment and intangibles – During fiscal 2020 and 2019 we received $4.2 million and $5.6 million respectively, for proceeds from the sale of property, plant, equipment and intangibles. The majority of the fiscal 2020 and fiscal 2019 proceeds were related to the sale of Healthcare facilities located in the U.K.
•Proceeds from the sale of business – During fiscal 2020 and 2019 we received $0.4 million and $2.5 million, respectively, for proceeds from the sale of certain non-core businesses. For more information, refer to our Note 18 to our consolidated financial statements, titled "Business Acquisitions and Divestitures".
•Purchases of investments – During fiscal 2019, we completed an equity investment for approximately $5.0 million.
•Investments in business, net of cash acquired – During fiscal 2020 and 2019, we used $109.8 million and $13.3 million, respectively, for acquisitions. For more information on these acquisitions refer to Note 18 to our consolidated financial statements titled, "Business Acquisitions and Divestitures".
•Other – During fiscal 2019 we provided approximately $13.4 million under borrowing agreements. For more information on these agreements refer to our Note 18 to our consolidated financial statements, titled "Business Acquisitions and Divestitures".

Net Cash Used In Financing Activities – Net cash used in financing activities was $163.1 million for the year ended March 31, 2020, compared to net cash used in financing activities of $294.8 million for the year ended March 31, 2019. The following discussion summarizes the significant changes in our financing cash flows for the years ended March 31, 2020 and 2019:
•Payments on long-term obligations – During fiscal 2019 we repaid $85.0 million in private placement notes that matured on August 15, 2018. For more information on our debt refer to Note 6 to our consolidated financial statements titled, "Debt".
•(Payments) proceeds under credit facilities, net – At the end of fiscal 2020, $275.4 million of debt was outstanding under our bank credit facility, compared to $301.8 million of debt outstanding under this facility at the end of fiscal 2019. We provide additional information about our bank credit facility in Note 6 to our consolidated financial statements titled, “Debt”.
•Repurchases of shares – During fiscal 2020, we purchased 273,259 of our ordinary shares in the aggregate amount of $40.0 million. We also obtained 122,884 of our ordinary shares in connection with our stock-based compensation award programs in the amount of $11.2 million. During fiscal 2019, we purchased 659,393 of our ordinary shares in the aggregate amount of $73.2 million, which included $0.4 million of taxes and commissions. We also obtained 112,356 of our ordinary shares in connection with our stock-based compensation award programs in the amount $8.3 million. We provide additional information about our share repurchases in Note 13 to our consolidated financial statements titled, “Repurchases of Ordinary Shares.”
•Deferred financing fees and debt issuance costs – We paid $1.3 million and $0.5 million in fiscal 2020 and 2019 respectively, for financing fees and debt issuance costs related to our Credit Agreement and Private Placement debt. For more information on our debt refer to Note 6 to our consolidated financial statements titled, "Debt".
•Cash dividends paid to ordinary shareholders – During fiscal 2020, we paid cash dividends totaling $123.0 million or $1.45 per outstanding share. During fiscal 2019, we paid cash dividends totaling $112.5 million or $1.33 per outstanding share.
•Stock option and other equity transactions, net – We generally receive cash for issuing shares upon the exercise of options under our employee stock option program. During fiscal 2020 and fiscal 2019, we received cash proceeds totaling $34.7 million and $13.3 million, respectively, under these programs. During fiscal 2020, we received contributions from noncontrolling interest holders of $6.1 million and paid $1.2 million in distributions to noncontrolling interest holders. During fiscal 2019 we paid $0.3 million in distributions to noncontrolling interest holders.
Cash Flow Measures. Free cash flow was $380.2 million in fiscal 2020 compared to $355.4 million in fiscal 2019. The increase in free cash flow is primarily due to the improvement in cash from operations.
Our debt-to-total capital ratio was 25.3% at March 31, 2020 and 27.1% at March 31, 2019.
Cash Requirements. We intend to use our existing cash and cash equivalent balances and cash generated from operations to fund capital expenditures and meet our other liquidity needs. Our capital requirements depend on many uncertain factors, including our rate of sales growth, our Customers’ acceptance of our products and services, the costs of obtaining adequate manufacturing capacities, the timing and extent of our research and development projects, changes in our operating expenses and other factors. To the extent that existing and anticipated sources of cash are not sufficient to fund our future activities, we may need to raise additional funds through additional borrowings or the sale of equity securities. There can be no assurance that our financing arrangements will provide us with sufficient funds or that we will be able to obtain any additional funds on terms favorable to us or at all.
Sources of Credit.  Our sources of credit as of March 31, 2020 are summarized in the following table:

(dollars in thousands)	Maximum Amounts Available	Reductions in Available Credit Facility for Other Financial Instruments	March 31, 2020 Amounts Outstanding	March 31, 2020 Amounts Available
Sources of Credit
Private placement	$878,409	$—	$878,409	$—
Credit Agreement (1)	1,000,000	6,768	275,449	717,783
Total Sources of Credit	$1,878,409	$6,768	$1,153,858	$717,783
(1) At March 31, 2020, there was $6.8 million of letters of credit outstanding under the Credit Agreement.
Our sources of funding from credit as of March 31, 2020 are summarized below:

•On March 23, 2018, STERIS UK and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with various financial institutions as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. STERIS Ireland subsequently became a borrower and guarantor under the Credit Agreement. The Credit Agreement replaced a bank credit facility dated March 31, 2015. The Credit Agreement provides up to $1.0 billion of credit, in the form of a revolver facility, which may be utilized for revolving credit borrowings, swing line borrowings and letters of credit, with sublimits for swing line borrowings and letters of credit. The revolver facility may be increased in specified circumstances by up to $500.0 million. The Credit Agreement will mature on March 23, 2023, and all unpaid borrowings, together with accrued and unpaid interest thereon, are repayable on that date. The Credit Agreement contains leverage and interest coverage covenants. Borrowings may be taken in U.S. dollars, euros, and pounds sterling and certain other specified currencies and bear interest at our option based upon either the Base Rate or the Eurocurrency Rate, plus the Applicable Margin in effect from time to time under the Credit Agreement. The Applicable Margin is determined based on the ratio of Consolidated Total Debt to Consolidated EBITDA (as such terms are defined in the Credit Agreement). Interest on Base Rate Advances is payable quarterly in arrears and interest on Eurocurrency Rate Advances is payable at the end of the relevant interest period therefor, but in no event less frequently than every three months. Borrowings at closing were used to repay outstanding balances of debt outstanding under the former bank credit facility dated March 31, 2015 that was scheduled to mature on March 31, 2020 and for other general corporate purposes.
•The Credit Agreement was amended in March 2019, in connection with the Redomiciliation to permit the Redomiciliation. The amendments did not effect any material changes in the terms of the Credit Agreement regarding borrowings or the issuance of letters of credit.
Our outstanding Senior Notes at March 31, 2020 were as follows:

(dollars in thousands)	Applicable Note Purchase Agreement	Maturity Date	U.S. Dollar Value at March 31, 2020
$35,000 Senior notes at 6.43%	2008 Private Placement	August 2020	35,000
$91,000 Senior notes at 3.20%	2012 Private Placement	December 2022	91,000
$80,000 Senior notes at 3.35%	2012 Private Placement	December 2024	80,000
$25,000 Senior notes at 3.55%	2012 Private Placement	December 2027	25,000
$125,000 Senior notes at 3.45%	2015 Private Placement	May 2025	125,000
$125,000 Senior notes at 3.55%	2015 Private Placement	May 2027	125,000
$100,000 Senior notes at 3.70%	2015 Private Placement	May 2030	100,000
$50,000 Senior notes at 3.93%	2017 Private Placement	February 2027	50,000
€60,000 Senior notes at 1.86%	2017 Private Placement	February 2027	66,342
$45,000 Senior notes at 4.03%	2017 Private Placement	February 2029	45,000
€20,000 Senior notes at 2.04%	2017 Private Placement	February 2029	22,114
£45,000 Senior notes at 3.04%	2017 Private Placement	February 2029	55,767
€19,000 Senior notes at 2.30%	2017 Private Placement	February 2032	21,008
£30,000 Senior notes at 3.17%	2017 Private Placement	February 2032	37,178
Total Senior Notes			$878,409
•On February 27, 2017, STERIS UK issued and sold an aggregate principal amount of $95.0 million, €99.0 million, and £75.0 million, of senior notes in a private placement to certain institutional investors in an offering that was exempt from the registration requirements of the Securities Act of 1933. These notes have maturities of between 10 and 15 years from the issue date. The agreement governing these notes contains leverage and interest coverage covenants.
•On May 15, 2015, STERIS Corporation issued and sold $350.0 million of senior notes, in a private placement to certain institutional investors in an offering that was exempt from the registration requirements of the Securities Act of 1933. These notes have maturities of 10 to 15 years from the issue date. The agreement governing these notes contains leverage and interest coverage covenants.
•The agreements governing certain senior notes issued and sold in February 2013, December 2012, and August 2008, were amended and restated in their entirety on March 31, 2015. All of these notes were issued and sold in private placements to certain institutional investors in offerings that were exempt from the registration requirements of the Securities Act of 1933. The amended and restated agreements, which have been consolidated into a single agreement for the 2013 and 2012 notes, and a separate single agreement for the 2008 notes, contain leverage and interest coverage covenants.

•All of the note agreements were amended in March 2019, in connection with the Redomiciliation. The amendments waived certain repurchase rights of the note holders and increased the size of certain baskets to more closely align with Credit Agreement baskets.
As of March 31, 2020, a total of $275.4 million was outstanding under the Credit Agreement, based on currency exchange rates as of March 31, 2020. At March 31, 2020, we had $717.8 million of unused funding available under the Credit Agreement. The Credit Agreement includes a sub-limit that reduces the maximum amount available to us by letters of credit outstanding. At March 31, 2020, there was $6.8 million in letters of credit outstanding under the Credit Agreement.
At March 31, 2020, we were in compliance with all financial covenants associated with our indebtedness. We provide additional information regarding our debt structure and payment obligations in the section of the MD&A titled, “Liquidity and Capital Resources” in the subsection titled, “Contractual and Commercial Commitments” and in Note 6 to our consolidated financial statements titled, “Debt.”
CAPITAL EXPENDITURES
Our capital expenditure program is a component of our long-term strategy. This program includes, among other things, investments in new and existing facilities, business expansion projects, radioisotope (cobalt-60), and information technology enhancements and research and development advances. During fiscal 2020, our capital expenditures amounted to $214.5 million. We use cash provided by operating activities and our cash and cash equivalent balances to fund capital expenditures. In fiscal 2021, we expect to continue to invest in facility expansions, particularly within the Applied Sterilization Technologies segment and in ongoing maintenance for existing facilities. The outbreak of COVID-19 has become a global pandemic. We may choose to temporarily defer planned capital expenditures due to fluctuations in demand for our products and services resulting from the COVID-19 pandemic and our Customers' needs.
CONTRACTUAL AND COMMERCIAL COMMITMENTS
At March 31, 2020, we had commitments under non-cancelable operating leases totaling $173.9 million.
Our contractual obligations and commercial commitments as of March 31, 2020 are presented in the following tables. Commercial commitments include standby letters of credit, letters of credit required as security under our self-insured risk retention policies, and other potential cash outflows resulting from events that require us to fulfill commitments.

	Payments due by March 31,
(dollars in thousands)	2021	2022	2023	2024	2025 and thereafter	Total
Contractual Obligations:
Debt	$35,000	$—	$366,449	$—	$752,409	$1,153,858
Operating leases	25,302	21,064	17,271	14,045	96,249	173,931
Purchase obligations	67,866	75,968	10,297	—	—	154,131
Benefit payments under defined benefit plans	5,872	6,025	6,600	6,336	41,810	66,643
Trust assets available for benefit payments under defined benefit plans	(5,872)	(6,025)	(6,600)	(6,336)	(41,810)	(66,643)
Benefit payments under other post-retirement benefits plans	1,510	1,392	1,252	1,115	4,733	10,002
Expected contributions to defined benefit plans	3,839	3,954	1,991	—	—	9,784
Total Contractual Obligations	$133,517	$102,378	$397,260	$15,160	$853,391	$1,501,706
The table above includes only the principal amounts of our contractual obligations. We provide information about the interest component of our long-term debt in the subsection of MD&A titled, “Liquidity and Capital Resources,” and in Note 6 to our consolidated financial statements titled, “Debt.”
Purchase obligations shown in the table above relate to minimum purchase commitments with suppliers for materials purchases and long term construction contracts.

The table above excludes contributions we make to our defined contribution plans. Our future contributions to the defined contribution plans depend on uncertain factors, such as the amount and timing of employee contributions and discretionary employer contributions. We provide additional information about our defined benefit pension plans, defined contribution plan, and other post-retirement benefits plan in Note 9 to our consolidated financial statements titled, “Benefit Plans."

	Amount of Commitment Expiring March 31,
(dollars in thousands)	2021	2022	2023	2024	2025 and thereafter	Totals
Commercial Commitments:
Letters of credit and surety bonds	$56,899	$7,062	$1,118	$353	$2,324	$67,756
Letters of credit as security for self-insured risk retention policies	12,474	—	—	—	—	12,474
Total Commercial Commitments	$69,373	$7,062	$1,118	$353	$2,324	$80,230

CRITICAL ACCOUNTING POLICIES, ESTIMATES, AND ASSUMPTIONS
The following subsections describe our most critical accounting policies, estimates, and assumptions. Our accounting policies are more fully described in Note 1 to our consolidated financial statements titled, “Nature of Operations and Summary of Significant Accounting Policies.”
Estimates and Assumptions.  Our discussion and analysis of financial condition and results of operations is based on our consolidated financial statements that were prepared in accordance with United States generally accepted accounting principles. We make certain estimates and assumptions that we believe to be reasonable when preparing these financial statements. These estimates and assumptions involve judgments with respect to numerous factors that are difficult to predict and are beyond management’s control. As a result, actual amounts could be materially different from these estimates. We periodically review these critical accounting policies, estimates, assumptions, and the related disclosures with the Audit Committee of the Company’s Board of Directors.
Revenue Recognition.  Revenue is recognized when obligations under the terms of the contract are satisfied and control of the promised products or services has transferred to the Customer. Revenues are measured at the amount of consideration that we expect to be paid in exchange for the products or services. Product revenue is recognized when control passes to the Customer, which is generally based on contract or shipping terms. Service revenue is recognized when the Customer benefits from the service, which occurs either upon completion of the service or as it is provided to the Customer. Our Customers include end users as well as dealers and distributors who market and sell our products. Our revenue is not contingent upon resale by the dealer or distributor, and we have no further obligations related to bringing about resale. Our standard return and restocking fee policies are applied to sales of products. Shipping and handling costs charged to Customers are included in Product revenues. The associated expenses are treated as fulfillment costs and are included in Cost of revenues. Revenues are reported net of sales and value-added taxes collected from Customers.
We have individual Customer contracts that offer discounted pricing. Dealers and distributors may be offered sales incentives in the form of rebates. We reduce revenue for discounts and estimated returns, rebates, and other similar allowances in the same period the related revenues are recorded. The reduction in revenue for these items is estimated based on historical experience and trend analysis to the extent that it is probable that a significant reversal of revenue will not occur. Estimated returns are recorded gross on the Consolidated Balance Sheets.
In transactions that contain multiple performance obligations, such as when products, maintenance services, and other services are combined, we recognize revenue as each product is delivered or service is provided to the Customer. We allocate the total arrangement consideration to each performance obligation based on its relative standalone selling price, which is the price for the product or service when it is sold separately.
Payment terms vary by the type and location of the Customer and the products or services offered. Generally, the time between when revenue is recognized and when payment is due is not significant. We do not evaluate whether the selling price contains a financing component for contracts that have a duration of less than one year.
We do not capitalize sales commissions as substantially all of our sales commission programs have an amortization period of one year or less.
Certain costs to fulfill a contract are capitalized and amortized over the term of the contract if they are recoverable, directly related to a contract and generate resources that we will use to fulfill the contract in the future. At March 31, 2020 assets related to costs to fulfill a contract were not material to our Consolidated Financial Statements.

Allowance for Doubtful Accounts Receivable.  We maintain an allowance for uncollectible accounts receivable for estimated losses in the collection of amounts owed by Customers. We estimate the allowance based on analyzing a number of factors, including amounts written off historically, Customer payment practices, and general economic conditions. We also analyze significant Customer accounts on a regular basis and record a specific allowance when we become aware of a specific Customer’s inability to pay. As a result, the related accounts receivable are reduced to an amount that we reasonably believe is collectible. These analyses require judgment. If the financial condition of our Customers worsens, or economic conditions change, we may be required to make changes to our allowance for doubtful accounts receivable.
Allowance for Sales Returns.  We maintain an allowance for sales returns based upon known returns and estimated returns for both capital equipment and consumables. We estimate returns of capital equipment and consumables based upon historical experience.
Inventories and Reserves.  Inventories are stated at the lower of their cost or market value. We determine cost based upon a combination of the last-in, first-out (“LIFO”) and first-in, first-out (“FIFO”) cost methods. We determine the LIFO inventory value at the end of the year based on inventory levels and costs at that time. For inventories valued using the LIFO method, we believe that the use of the LIFO method results in a matching of current costs and revenues. Inventories valued using the LIFO method represented approximately 25.3% and 25.2% of total inventories at March 31, 2020 and 2019, respectively. Inventory costs include material, labor, and overhead. If we had used only the FIFO method of inventory costing, inventories would have been $16.9 million and $16.8 million higher than those reported at March 31, 2020 and 2019, respectively.
We review inventory on an ongoing basis, considering factors such as deterioration and obsolescence. We record an allowance for estimated losses when the facts and circumstances indicate that particular inventories will not be usable. If future market conditions vary from those projected, and our estimates prove to be inaccurate, we may be required to write-down inventory values and record an adjustment to cost of revenues.
Asset Impairment Losses.  Property, plant, equipment, and identifiable intangible assets are reviewed for impairment when events and circumstances indicate that the carrying value of such assets may not be recoverable. Impaired assets are recorded at the lower of carrying value or estimated fair value. We conduct this review on an ongoing basis and, if impairment exists, we record the loss in the Consolidated Statements of Income during that period.
When we evaluate assets for impairment, we make certain judgments and estimates, including interpreting current economic indicators and market valuations, evaluating our strategic plans with regards to operations, historical and anticipated performance of operations, and other factors. If we incorrectly anticipate these factors, or unexpected events occur, our operating results could be materially affected.
Asset Retirement Obligations. We incur retirement obligations for certain assets. We record an initial liability for the asset retirement obligations (ARO) at fair value. Accounting for the ARO at inception and in subsequent periods includes the determination of the present value of a liability and offsetting asset, the subsequent accretion of that liability and depletion of the asset, and a periodic review of the ARO liability estimates and discount rates used in the analysis. We provide additional information about our asset retirement obligations in Note 5 to our consolidated financial statements titled, “Property, Plant and Equipment.”
Restructuring.  We record specific accruals in connection with plans for restructuring elements of our business. These accruals include estimates principally related to employee separation costs, the closure and/or consolidation of facilities, and contractual obligations. Actual amounts could differ from the original estimates. We review our restructuring-related accruals on a quarterly basis and changes to plans are appropriately recognized in the Consolidated Statements of Income in the period the change is identified.
Purchase Accounting and Goodwill.  Assets and liabilities of the business acquired are accounted for at their estimated fair values as of the acquisition date. Any excess of the cost of the acquisition over the fair value of the net tangible and intangible assets acquired is recorded as goodwill. We supplement management expertise with valuation specialists in performing appraisals to assist us in determining the fair values of assets acquired and liabilities assumed. These valuations require us to make estimates and assumptions, especially with respect to intangible assets. We generally amortize our intangible assets over their useful lives with the exception of indefinite lived intangible assets. We do not amortize goodwill, but we evaluate it annually for impairment. Therefore, the allocation of the purchase price to intangible assets and goodwill has a significant impact on future operating results.
We evaluate the recoverability of recorded goodwill amounts annually, or when evidence of potential impairment exists. We may consider qualitative indicators of the fair value of a reporting unit when it is unlikely that a reporting unit has impaired goodwill. We may also utilize a discounted cash flow analysis that requires certain assumptions and estimates be made regarding market conditions and our future profitability. In those circumstances, we test goodwill for impairment by reviewing the book value compared to the fair value at the reporting unit level. We calculate the fair value of our reporting units based on the present value of estimated future cash flows. Management's judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other marketplace participants.
As a result of our annual impairment review for goodwill and other indefinite lived intangible assets for fiscal year 2020 no indicators of impairment were identified.
We evaluate indefinite lived intangible assets annually, or when evidence of potential impairment exists. We evaluate several qualitative indicators and assumptions, and trends that influence the valuation of the assets to determine if any evidence of potential impairment exists. During the third quarter of fiscal 2019, management adopted a branding strategy that included phasing out the usage of a tradename associated with certain products in the Healthcare business segment. As a result, management recorded an impairment charge of $16.2 million, which is included within the Selling, general, and administrative line of the Consolidated Statements of Income. The remaining fair value of the asset was calculated using an income approach (the relief from royalty method). The remaining fair value was not material and was amortized over the asset's remaining useful life. Fair value calculated using this approach is classified within Level 3 of the fair value hierarchy and requires several assumptions.
Income Taxes.  Our provision for income taxes is based on our current period income, changes in deferred income tax assets and liabilities, income tax rates, changes in uncertain tax benefits, and tax planning opportunities available to us in the various jurisdictions in which we operate. Tax laws are complex and subject to different interpretations by the taxpayer and the respective governmental taxing authorities. We use judgment in determining our annual effective income tax rate and evaluating our tax positions. We prepare and file tax returns based on our interpretation of tax laws and regulations, and we record estimates based on these judgments and interpretations. We cannot be sure that the tax authorities will agree with all of the tax positions taken by us. The actual income tax liability for each jurisdiction in any year can, in some instances, ultimately be determined be several years after the tax return is filed and the financial statements are published.
We evaluate our tax positions using the recognition threshold and measurement attribute in accordance with current accounting guidance. We determine whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate taxing authority and that the taxing authority will have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. The appropriate unit of account for determining what constitutes an individual tax position, and whether the more-likely-than-not recognition threshold is met for a tax position, is a matter of judgment based on the individual facts and circumstances of that position evaluated in light of all available evidence. We review and adjust our tax estimates periodically because of ongoing examinations by and settlements with the various taxing authorities, as well as changes in tax laws, regulations and precedent.
We recognize deferred tax assets and liabilities based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. We regularly review our deferred tax assets for recoverability and establish a valuation allowance based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences, and the implementation of tax planning strategies. If we are unable to generate sufficient future taxable income in certain tax jurisdictions, or if there is a material change in the effective income tax rates or time period within which the underlying temporary differences become taxable or deductible, we could be required to increase our valuation allowance, which would increase our effective income tax rate and could result in an adverse impact on our consolidated financial position, results of operations, or cash flows.
We believe that adequate accruals have been made for income taxes. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on our consolidated financial position, but could possibly be material to our consolidated results of operations or cash flows for any one period.
Additional information regarding income taxes is included in Note 8 to our consolidated financial statements titled, “Income Taxes.”

Self-Insurance Liabilities.  We record a liability for self-insured risks that we retain for general and product liabilities, workers’ compensation, and automobile liabilities based on actuarial calculations. We use our historical loss experience and actuarial methods to calculate the estimated liability. This liability includes estimated amounts for both losses and incurred but not reported claims. We review the assumptions used to calculate the estimated liability at least annually to evaluate the adequacy of the amount recorded. We maintain insurance policies to cover losses greater than our estimated liability, which are subject to the terms and conditions of those policies. The obligation covered by insurance contracts will remain on the balance sheet as we remain liable to the extent insurance carriers do not meet their obligation. Estimated amounts receivable under the contracts are included in the "Prepaid expenses and other current assets" line, and the "Other assets" line of our consolidated balance sheets. Our accrual for self-insured risk retention as of March 31, 2020 and 2019 was $23.2 million and $19.7 million, respectively.
We are also self-insured for employee medical claims. We estimate a liability for incurred but not reported claims based upon recent claims experience. Our self-insured liabilities contain uncertainties because management must make assumptions and apply judgments to estimate the ultimate cost to settle reported claims and claims incurred but not reported as of the balance sheet date. If actual results are not consistent with these assumptions and judgments, we could be exposed to additional costs in subsequent periods.
Contingencies.  We are, and will likely continue to be, involved in a number of legal proceedings, government investigations, and claims, which we believe generally arise in the course of our business, given our size, history, complexity, and the nature of our business, products, Customers, regulatory environment, and industries in which we participate. These legal proceedings, investigations and claims generally involve a variety of legal theories and allegations, including, without limitation, personal injury (e.g., slip and falls, burns, vehicle accidents), product liability or regulation (e.g., based on product operation or claimed malfunction, failure to warn, failure to meet specification, or failure to comply with regulatory requirements), product exposure (e.g., claimed exposure to chemicals, asbestos, contaminants, radiation), property damage (e.g., claimed damage due to leaking equipment, fire, vehicles, chemicals), commercial claims (e.g., breach of contract, economic loss, warranty, misrepresentation), financial (e.g., taxes, reporting), employment (e.g., wrongful termination, discrimination, benefits matters), and other claims for damage and relief.
We record a liability for such contingencies to the extent we conclude that their occurrence is both probable and estimable. We consider many factors in making these assessments, including the professional judgment of experienced members of management and our legal counsel. We have made estimates as to the likelihood of unfavorable outcomes and the amounts of such potential losses. In our opinion, the ultimate outcome of these proceedings and claims is not anticipated to have a material adverse affect on our consolidated financial position, results of operations, or cash flows. However, the ultimate outcome of proceedings, government investigations, and claims is unpredictable and actual results could be materially different from our estimates. We record expected recoveries under applicable insurance contracts when we are assured of recovery. Refer to Note 10 of our consolidated financial statements titled, "Commitments and Contingencies" for additional information.
We are subject to taxation from federal, state and local, and foreign jurisdictions. Tax positions are settled primarily through the completion of audits within each individual tax jurisdiction or the closing of a statute of limitation. Changes in applicable tax law or other events may also require us to revise past estimates. The IRS of the United States routinely conducts audits of our federal income tax returns.
Additional information regarding our commitments and contingencies is included in Note 10 to our consolidated financial statements titled, “Commitments and Contingencies.”
Benefit Plans.  We provide defined benefit pension plans for certain employees and retirees. In addition, we sponsor an unfunded post-retirement benefits plan for two groups of United States retirees. Benefits under this plan include retiree life insurance and retiree medical insurance, including prescription drug coverage.

Employee pension and post-retirement benefits plans are a cost of conducting business and represent obligations that will be settled in the future and therefore, require us to use estimates and make certain assumptions to calculate the expense and liabilities related to the plans. Changes to these estimates and assumptions can result in different expense and liability amounts. Future actual experience may be significantly different from our current expectations. We believe that the most critical assumptions used to determine net periodic benefit costs and projected benefit obligations are the expected long-term rate of return on plan assets and the discount rate. A summary of significant assumptions used to determine the March 31, 2020 projected benefit obligations and the fiscal 2020 net periodic benefit costs is as follows:

	Synergy Health plc	Isotron BV	Synergy Health Daniken AG	Synergy Health Radeberg	Synergy Health Allershausen	Harwell Dosimeters Ltd	U.S. Post- Retirement Benefits Plan
Funding Status	Funded	Funded	Funded	Unfunded	Unfunded	Funded	Unfunded
Assumptions used to determine March 31, 2020
Benefit obligations:
Discount rate	2.40%	1.60%	0.20%	1.60%	0.50%	2.45%	3.00%
Assumptions used to determine fiscal 2020
Net periodic benefit costs:
Discount rate	2.50%	1.20%	0.20%	1.60%	1.75%	2.45%	3.50%
Expected return on plan assets	4.80%	1.20%	0.65%	n/a	n/a	n/a	n/a
NA – Not applicable.

We develop our expected long-term rate of return on plan assets assumptions by evaluating input from third-party professional advisors, taking into consideration the asset allocation of the portfolios, and the long-term asset class return expectations. Generally, net periodic benefit costs increase as the expected long-term rate of return on plan assets assumption decreases. Holding all other assumptions constant, lowering the expected long-term rate of return on plan assets assumption for our funded defined benefit pension plans by 50 basis points would have increased the fiscal 2020 benefit costs by less than $0.1 million.
We develop our discount rate assumptions by evaluating input from third-party professional advisers, taking into consideration the current yield on country specific investment grade long-term bonds which provide for similar cash flow streams as our projected benefit obligations. Generally, the projected benefit obligations and the net periodic benefit costs both increase as the discount rate assumption decreases. Holding all other assumptions constant, lowering the discount rate assumption for our defined benefit pension plans and for the other post-retirement benefits plan by 50 basis points would have decreased the fiscal 2020 net periodic benefit costs by less than $0.1 million and would have increased the projected benefit obligations by approximately $10.5 million at March 31, 2020.
We have made assumptions regarding healthcare costs in computing our other post-retirement benefit obligation. The assumed rates of increase generally decline ratably over a five year-period from the assumed current year healthcare cost trend rate of 6.8% to the assumed long-term healthcare cost trend rate. A 100 basis point change in the assumed healthcare cost trend rate (including medical, prescription drug, and long-term rates) would have had the following effect at March 31, 2020:

	100 Basis Point
(dollars in thousands)	Increase	Decrease
Effect on total service and interest cost components	$—	$—
Effect on postretirement benefit obligation	7	(6)

We recognize an asset for the overfunded status or a liability for the underfunded status of defined benefit pension and post-retirement benefit plans in our balance sheets. This amount is measured as the difference between the fair value of plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated post-retirement benefit obligation for other post-retirement benefit plans). Changes in the funded status of the plans are recorded in other comprehensive income in the year they occur. We measure plan assets and obligations as of the balance sheet date. Note 9 to our consolidated financial statements titled, “Benefit Plans,” contains additional information about our pension and other post-retirement welfare benefits plans.

Share-Based Compensation.  We measure the estimated fair value for share-based compensation awards, including grants of employee stock options, at the grant date and recognize the related compensation expense over the period in which the share-based compensation vests. We selected the Black-Scholes-Merton option pricing model as the most appropriate method for determining the estimated fair value of our share-based stock option compensation awards. This model involves assumptions that are judgmental and affect share-based compensation expense.
Share-based compensation expense was $23.8 million in fiscal 2020, $24.0 million in fiscal 2019 and $22.2 million in fiscal 2018. Note 14 to our consolidated financial statements titled, “Share-Based Compensation,” contains additional information about our share-based compensation plans.
RECENTLY ISSUED ACCOUNTING STANDARDS IMPACTING THE COMPANY
Recently issued accounting standards that are relevant to us are presented in Note 1 to our consolidated financial statements titled, “Nature of Operations and Summary of Significant Accounting Policies.”
INFLATION
Our business has not been significantly impacted by the overall effects of inflation. We monitor the prices we charge for our products and services on an ongoing basis and plan to adjust those prices to take into account future changes in the rate of inflation. However, we may not be able to completely offset the impact of inflation.
FORWARD-LOOKING STATEMENTS
This Form 10-K may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described herein and in STERIS’s other securities filings, including Item 1A of the Fiscal 2020 Form 10-K. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic on STERIS’s operations, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the Redomiciliation transaction, (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected following the Redomiciliation, (d) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (e) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (f) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, (g) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (h) the possibility that application of or compliance with laws, court rulings, certifications, regulations, regulatory actions, including without limitation those relating to FDA warning notices or letters, government investigations, the outcome of any pending FDA requests, inspections or submissions, or other requirements or standards may delay, limit or prevent new product introductions, affect the production and marketing of existing products or services or otherwise affect STERIS’s performance, results, prospects or value, (i) the potential of international unrest, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (j) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (k) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products or in the provision of services, (l) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in this Form 10-K and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (m) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (n) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (o) the possibility that anticipated financial results or benefits of recent acquisitions, or of STERIS’s restructuring efforts, or of recent divestitures, or of the targeted restructuring plan will not be realized or will be other than anticipated, and (p) the effects of contractions in credit availability, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets when needed.

ITEM 8.FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
STERIS plc

Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of STERIS plc and subsidiaries (the Company) as of March 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended March 31, 2020, and the related notes and the financial statement schedule listed in the Index at Item 15(a) (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at March 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 2020, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of March 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework), and our report dated May 29, 2020 expressed an unqualified opinion thereon.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of the critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosure to which it relates.

Description of the Matter
Uncertain Tax Positions
As discussed in Note 8 to the consolidated financial statements, the Company received three notices of proposed tax adjustments from the U.S. Internal Revenue Service (the “IRS”) regarding the deductibility of interest paid on certain intercompany debt for the fiscal years 2016, 2017 and 2018. The IRS adjustments would result in a cumulative tax liability of approximately $40 million. The Company believes it is more-likely-than-not that they will be able to sustain the interest deductions taken in the U.S. and has not recorded a liability for an uncertain tax position related to this matter.

Auditing management’s analysis of tax positions related to interest paid on certain intercompany debt was challenging as the analysis is highly judgmental due to complex interpretations of tax laws and legal rulings. This tax position must be evaluated, and there may be uncertainties around initial recognition and de-recognition of tax positions, including regulatory changes, litigation and examination activity.

How We Addressed the Matter in Our Audit	We obtained an understanding, evaluated the design and tested the operating effectiveness of controls over the Company’s accounting process for uncertain tax positions. For example, we tested controls over management’s identification of uncertain tax positions and its application of the recognition and measurement principles, including management’s review of the facts and circumstances and the corresponding tax laws relied upon to conclude that it is currently more-likely-than-not that they will realize the benefit recorded.

Our audit procedures included, among others, involving income tax professionals to assess the technical merits of the Company’s tax positions related to certain intercompany debt and cross border transactions. We assessed the Company’s correspondence with the relevant tax authorities and evaluated income tax opinions and other third-party advice obtained by the Company. We analyzed the Company’s assumptions and data used to determine the amount of tax benefit to recognize and we tested the accuracy of the calculations performed. We also evaluated the adequacy of the Company’s disclosures included in Note 8 to the consolidated financial statements in relation to these matters.

We have served as the Company’s auditor since 1989.

/s/ Ernst & Young LLP
Cleveland, Ohio
May 29, 2020,

except for Notes 1, 2, 3, 11 and 18 as to which the date is
February 9, 2021

STERIS PLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

March 31,	2020	2019
Assets
Current assets:
Cash and cash equivalents	$319,581	$220,633
Accounts receivable (net of allowances of $12,051 and $9,645, respectively)	586,481	564,830
Inventories, net	248,259	208,243
Prepaid expenses and other current assets	54,430	60,029
Total current assets	1,208,751	1,053,735
Property, plant, and equipment, net	1,111,855	1,031,582
Lease right-of-use assets, net	131,837	—
Goodwill	2,356,085	2,322,928
Intangibles, net	565,473	604,614
Other assets	51,581	60,212
Total assets	$5,425,582	$5,073,071
Liabilities and equity
Current liabilities:
Accounts payable	$149,341	$152,913
Accrued income taxes	14,013	15,460
Accrued payroll and other related liabilities	128,261	109,058
Lease obligations due within one year	19,809	—
Accrued expenses and other	192,183	187,765
Total current liabilities	503,607	465,196
Long-term indebtedness	1,150,521	1,183,227
Deferred income taxes, net	160,270	151,038
Long-term lease obligations	114,114	—
Other liabilities	90,346	87,812
Total liabilities	$2,018,858	$1,887,273
Commitments and contingencies (see Note 10)
Ordinary shares, with $0.001 and $75.00 par value, respectively; 500,000 shares authorized; 84,924 and 84,517 ordinary shares issued and outstanding, respectively	1,982,164	1,998,564
Retained earnings	1,647,175	1,339,024
Accumulated other comprehensive (loss)	(235,463)	(159,778)
Total shareholders’ equity	3,393,876	3,177,810
Noncontrolling interests	12,848	7,988
Total equity	3,406,724	3,185,798
Total liabilities and equity	$5,425,582	$5,073,071
See notes to consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

Years Ended March 31,	2020	2019	2018
Revenues:
Product	$1,402,788	$1,296,025	$1,220,633
Service	1,628,107	1,486,145	1,399,363
Total revenues	3,030,895	2,782,170	2,619,996
Cost of revenues:
Product	750,202	702,295	646,177
Service	960,770	904,448	881,073
Total cost of revenues	1,710,972	1,606,743	1,527,250
Gross profit	1,319,923	1,175,427	1,092,746
Operating expenses:
Selling, general, and administrative	716,731	669,937	631,978
Research and development	65,546	63,038	60,782
Restructuring expenses	673	30,987	103
Total operating expenses	782,950	763,962	692,863
Income from operations	536,973	411,465	399,883
Non-operating expenses, net:
Interest expense	40,279	45,015	50,629
Interest income and miscellaneous expense	(1,987)	(3,020)	(5,728)
Total non-operating expenses, net	38,292	41,995	44,901
Income before income tax expense	498,681	369,470	354,982
Income tax expense	90,876	64,394	63,360
Net income	407,805	305,076	291,622
Less: Net income attributable to noncontrolling interests	200	1,025	707
Net income attributable to shareholders	$407,605	$304,051	$290,915

Net income per share attributable to shareholders:
Basic	$4.81	$3.59	3.42
Diluted	$4.76	$3.56	3.39
Cash dividends declared per ordinary share outstanding	$1.45	$1.33	$1.21

See notes to consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands)

Years Ended March 31,	2020	2019	2018
Net income	$407,805	$305,076	$291,622
Less: Net income attributable to noncontrolling interests	200	1,025	707
Net income attributable to shareholders	$407,605	$304,051	$290,915

Other comprehensive (loss) income
Unrealized gain on available for sale securities, (net of taxes of $0, $0 and $516, respectively)	—	—	1,792
Pension and postretirement benefit plan changes (net of taxes of $295, ($423), and $1,860, respectively)	(2,609)	2,538	(4,387)
Change in cumulative foreign currency translation adjustment	(73,076)	(172,031)	254,982
Total other comprehensive (loss) income attributable to shareholders	(75,685)	(169,493)	252,387
Comprehensive income attributable to shareholders	$331,920	$134,558	$543,302
See notes to consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

Years Ended March 31,	2020	2019	2018
Operating activities:
Net income	$407,805	$305,076	$291,622
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, and amortization	197,235	225,921	178,332
Deferred income taxes	9,423	(6,511)	(24,722)
Share-based compensation expense	23,811	23,965	22,187
Loss (gain) on the disposal of property, plant, equipment, and intangibles, net	(174)	924	2,582
Loss (gain) on sale of businesses	1,770	(1,370)	14,547
Other items	426	(18,397)	32,229
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable, net	(17,866)	(48,486)	(37,731)
Inventories, net	(39,067)	(14,617)	(5,178)
Other current assets	3,784	(7,371)	(1,244)
Accounts payable	(2,779)	21,244	563
Accruals and other, net	6,191	59,127	(15,555)
Net cash provided by operating activities	590,559	539,505	457,632
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(214,516)	(189,715)	(165,457)
Proceeds from the sale of property, plant, equipment, and intangibles	4,156	5,567	2,094
Proceeds from the sale of businesses	439	2,478	8,888
Purchases of investments	—	(4,955)	—
Acquisition of business, net of cash acquired	(109,814)	(13,313)	(46,271)
Other	—	(13,286)	(3,083)
Net cash used in investing activities	(319,735)	(213,224)	(203,829)
Financing activities:
Payments on long-term obligations	—	(85,000)	(222,500)
(Payments) proceeds under credit facilities, net	(26,500)	(27,087)	29,065
Deferred financing fees and debt issuance costs	(1,281)	(488)	(2,029)
Acquisition related deferred or contingent consideration	(626)	(1,327)	(2,064)
Repurchases of shares	(51,241)	(81,494)	(65,485)
Cash dividends paid to common shareholders	(123,034)	(112,503)	(102,929)
Contributions from noncontrolling interest	6,050	—	—
Distributions to noncontrolling interest	(1,245)	(255)	(1,400)
Stock option and other equity transactions, net	34,731	13,362	11,158
Net cash used in financing activities	(163,146)	(294,792)	(356,184)
Effect of exchange rate changes on cash and cash equivalents	(8,730)	(12,390)	20,997
Increase (decrease) in cash and cash equivalents	98,948	19,099	(81,384)
Cash and cash equivalents at beginning of period	220,633	201,534	282,918
Cash and cash equivalents at end of period	$319,581	$220,633	$201,534
See notes to consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share amounts)

	Ordinary Shares		Preferred Shares		Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Non-controlling Interest	Total Equity
	Number	Amount	Number	Amount
Balance at March 31, 2017	84,948	$2,085,134	100	$15	$954,155	$(240,702)	$11,431	$2,810,033
Comprehensive income:
Net income	—	—	—	—	290,915	—	707	291,622
Other comprehensive loss	—	—	—	—	—	252,387	—	252,387
Repurchases of ordinary shares	(793)	(69,567)	—	—	4,082	—	—	(65,485)
Equity compensation programs	592	32,470	—	—	—	—	—	32,470
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,400)	(1,400)
Cash dividends – $1.21 per ordinary share	—	—	—	—	(102,929)	—	—	(102,929)
Change in noncontrolling interest	—	—	—	—	—	—	602	602
Balance at March 31, 2018	84,747	$2,048,037	100	$15	$1,146,223	$11,685	$11,340	$3,217,300
Comprehensive income:
Net income	—	—	—	—	304,051	—	1,025	305,076
Other comprehensive loss	—	—	—	—	—	(169,493)	—	(169,493)
Repurchases of ordinary shares	(763)	(86,414)	—	—	4,920	—	—	(81,494)
Equity compensation programs and other	533	36,941	—	—	—	—	—	36,941
Retirement of shares resulting from Redomiciliation	(84,514)	(10,592,117)	(100)	(15)	—	—	—	(10,592,132)
Issuance of shares resulting from Redomiciliation	84,514	10,592,117	—	—	—	—	—	10,592,117
Adoption of Accounting Standards (note 1)	—	—	—	—	(3,667)	(1,970)	—	(5,637)
Cash dividends – $1.33 per ordinary share	—	—	—	—	(112,503)	—	—	(112,503)
Distributions to noncontrolling interest	—	—	—	—	—	—	(255)	(255)
Other changes in noncontrolling interest	—	—	—	—	—	—	(4,122)	(4,122)
Balance at March 31, 2019	84,517	$1,998,564	—	$—	$1,339,024	$(159,778)	$7,988	$3,185,798
Comprehensive income:
Net income	—	—	—	—	407,605	—	200	407,805
Other comprehensive income	—	—	—	—	—	(75,685)	—	(75,685)
Repurchases of ordinary shares	(396)	(74,821)	—	—	23,580	—	—	(51,241)
Equity compensation programs and other	803	58,421	—	—	—	—	—	58,421
Cash dividends – $1.45 per ordinary share	—	—	—	—	(123,034)	—	—	(123,034)
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,245)	(1,245)
Contributions from noncontrolling interest	—	—	—	—	—	—	6,050	6,050
Other changes in noncontrolling interest	—	—	—	—	—	—	(145)	(145)
Balance at March 31, 2020	84,924	$1,982,164	—	$—	$1,647,175	$(235,463)	$12,848	$3,406,724
See notes to consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Nature of Operations. On March 28, 2019, STERIS plc, a public limited company organized under the laws of England and Wales (“STERIS UK”), completed a redomiciliation from the United Kingdom to Ireland (the “Redomiciliation”). The Redomiciliation was achieved through the insertion of a new Irish public limited holding company (“STERIS Ireland”) on top of STERIS UK pursuant to a court-approved scheme of arrangement under English law (the “Scheme”). Following the Scheme effectiveness, STERIS UK was re-registered as a private limited company with the name STERIS Limited, and STERIS Emerald IE Limited, a company established in Ireland and a wholly-owned direct subsidiary of STERIS Ireland, was interposed as the direct parent company of STERIS UK.
STERIS plc is a leading provider of infection prevention and other procedural products and services. We offer our Customers a unique mix of innovative consumable products, such as detergents, gastrointestinal ("GI") endoscopy accessories, barrier product solutions, and other products and services, including: equipment installation and maintenance, microbial reduction of medical devices, instrument and scope repair solutions, laboratory testing services, on-site and off-site reprocessing, and capital equipment products, such as sterilizers and surgical tables, and connectivity solutions such as operating room (“OR”) integration.
We operate and report in three reportable business segments: Healthcare, Life Sciences, and Applied Sterilization Technologies. We describe our business segments in Note 11 to our consolidated financial statements titled, "Business Segment Information."
Our fiscal year ends on March 31. References in this Annual Report to a particular "year," "fiscal," "fiscal year," or "year-end" mean our fiscal year. The significant accounting policies applied in preparing the accompanying consolidated financial statements of the Company are summarized below.
Principles of Consolidation. We use the consolidation method to report our investment in our subsidiaries. Therefore, the accompanying consolidated financial statements include the accounts of the Company and its wholly-owned and majority-owned subsidiaries. We eliminate inter-company accounts and transactions when we consolidate these accounts. Investments in equity of unconsolidated affiliates, over which the Company has significant influence, but not control, over the financial and operating polices, are accounted for primarily using the equity method. These investments are immaterial to the Company's Consolidated Financial Statements.
Use of Estimates. We make certain estimates and assumptions when preparing financial statements according to U.S. GAAP that affect the reported amounts of assets and liabilities at the financial statement dates and the reported amounts of revenues and expenses during the periods presented. These estimates and assumptions involve judgments with respect to many factors that are difficult to predict and are beyond our control. Actual results could be materially different from these estimates. We revise the estimates and assumptions as new information becomes available.
Cash Equivalents and Supplemental Cash Flow Information. Cash equivalents are all highly liquid investments with a maturity of three months or less when purchased. We invest our excess cash in short-term instruments including money market funds and time deposits with major banks and financial institutions. We select investments in accordance with the criteria established in our investment policy. Our investment policy specifies, among other things, maturity, credit quality and concentration restrictions with the objective of preserving capital and maintaining adequate liquidity.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Information supplementing our Consolidated Statements of Cash Flows is as follows:

Years Ended March 31,	2020	2019	2018
Cash paid during the year for:
Interest	$38,021	$44,118	$48,663
Income taxes	92,462	64,668	85,629
Cash received during the year for income tax refunds	4,378	2,189	7,747
Revenue Recognition and Associated Liabilities. We adopted Accounting Standards Update ("ASU") 2014-09 “Revenue from Contracts with Customers” and the subsequently issued amendments on April 1, 2018 using the modified retrospective approach to contracts that were not completed as of April 1, 2018. Under this standard, certain capital equipment contracts are comprised of a single performance obligation, resulting in the deferral of the corresponding capital equipment revenue and cost of revenues until installation is complete. Previously, these capital equipment revenues and cost of revenues were recognized based upon shipping terms. We recorded a cumulative effect adjustment in the beginning of fiscal 2019 to Retained earnings of $5,637, based on the terms and conditions for certain open capital equipment contracts as of March 31, 2018.
Revenue is recognized when obligations under the terms of the contract are satisfied and control of the promised products or services have transferred to the Customer. Revenues are measured at the amount of consideration that we expect to be paid in exchange for the products or services. Product revenue is recognized when control passes to the Customer, which is generally based on contract or shipping terms. Service revenue is recognized when the Customer benefits from the service, which occurs either upon completion of the service or as it is provided to the Customer. Our Customers include end users as well as dealers and distributors who market and sell our products. Our revenue is not contingent upon resale by the dealer or distributor, and we have no further obligations related to bringing about resale. Our standard return and restocking fee policies are applied to sales of products. Shipping and handling costs charged to Customers are included in Product revenues. The associated expenses are treated as fulfillment costs and are included in Cost of revenues. Revenues are reported net of sales and value-added taxes collected from Customers.
We have individual Customer contracts that offer discounted pricing. Dealers and distributors may be offered sales incentives in the form of rebates. We reduce revenue for discounts and estimated returns, rebates, and other similar allowances in the same period the related revenues are recorded. The reduction in revenue for these items is estimated based on historical experience and trend analysis to the extent that it is probable that a significant reversal of revenue will not occur. Estimated returns are recorded gross on the Consolidated Balance Sheets.
In transactions that contain multiple performance obligations, such as when products, maintenance services, and other services are combined, we recognize revenue as each product is delivered or service is provided to the Customer. We allocate the total arrangement consideration to each performance obligation based on its relative standalone selling price, which is the price for the product or service when it is sold separately.
Payment terms vary by the type and location of the Customer and the products or services offered. Generally, the time between when revenue is recognized and when payment is due is not significant. We do not evaluate whether the selling price contains a financing component for contracts that have a duration of less than one year.
We do not capitalize sales commissions as substantially all of our sales commission programs have an amortization period of one year or less.
Certain costs to fulfill a contract are capitalized and amortized over the term of the contract if they are recoverable, directly related to a contract and generate resources that we will use to fulfill the contract in the future. At March 31, 2020, assets related to costs to fulfill a contract were not material to our Consolidated Financial Statements.
Refer to Note 11, titled "Business Segment Information" for disaggregation of revenue.
Product Revenue
Product revenues consist of revenues generated from sales of consumables and capital equipment. These contracts are primarily based on a Customer’s purchase order and may include a Distributor, Dealer or Group Purchasing Organization ("GPO") agreement. We recognize revenue for sales of product when control passes to the Customer, which generally occurs either when the products are shipped or when they are received by the Customer. Revenue related to certain capital equipment products is deferred until installation is complete as the capital equipment and installation are highly integrated and form a single performance obligation.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Service Revenue
Within our Healthcare and Life Sciences segments, service revenues consist of revenue generated from parts and labor associated with the maintenance, repair and installation of capital equipment. These contracts are primarily based on a Customer’s purchase order and may include a Distributor, Dealer, or GPO agreement. For maintenance, repair and installation of capital equipment, revenue is recognized upon completion of the service. Healthcare service revenues also include outsourced reprocessing services and instrument repairs. Contracts for outsourced reprocessing services are primarily based on an agreement with a Customer, ranging in length from several months to 15 years. Outsourced reprocessing services revenue is recognized ratably over the contract term using a time-based input measure, adjusted for volume and other performance metrics, to the extent that it is probable that a significant reversal of revenue will not occur. Contracts for instrument repairs are primarily based on a Customer’s purchase order, and the associated revenue is recognized upon completion of the repair.
We also offer preventive maintenance and separately priced extended warranty agreements to our Customers, which require us to maintain and repair our products over the duration of the contract. Generally, these contract terms are cancellable without penalty and range from one to five years. Amounts received under these Customer contracts are initially recorded as a service liability and are recognized as service revenue ratably over the contract term using a time-based input measure.
Within our Applied Sterilization Technologies segment, service revenues include contract sterilization and laboratory services. Sales contracts for contract sterilization and laboratory services are primarily based on a Customer’s purchase order and associated Customer agreement and revenues are generally recognized upon completion of the service.
Contract Liabilities
Payments received from Customers are based on invoices or billing schedules as established in contracts with Customers. Deferred revenue is recorded when payment is received in advance of performance under the contract. Deferred revenue is recognized as revenue upon completion of the performance obligation, which generally occurs within one year. During fiscal 2020, we recognized revenue of $48,602 that was included in our contract liability balance at the beginning of the period. During fiscal 2019, we recognized revenue of $30,169 that was included in our contract liability balance at the beginning of the period.
Refer to Note 7, titled "Additional Consolidated Balance Sheet Information" for Deferred revenue balances.
Service Liabilities
Payments received in advance of performance for cancelable preventative maintenance and separately priced extended warranty contracts are recorded as service liabilities. Service liabilities are recognized as revenue as performance is rendered under the contract. Prior to the adoption of Accounting Standards Codification ("ASC") 606, these amounts were included in Deferred revenues.
Refer to Note 7, titled "Additional Consolidated Balance Sheet Information" for Service liability balances.
Remaining Performance Obligations
Remaining performance obligations reflect only the performance obligations related to agreements for which we have a firm commitment from a Customer to purchase, and exclude variable consideration related to unsatisfied performance obligations. With regard to products, these remaining performance obligations include capital equipment and consumable orders which have not shipped. With regard to service, these remaining performance obligations primarily include installation, certification, and outsourced reprocessing services. As of March 31, 2020, the transaction price allocated to remaining performance obligations was approximately $940,000. We expect to recognize approximately 49% of the transaction price within one year and approximately 45% beyond one year. The remainder has yet to be scheduled for delivery.
Accounts Receivable. Accounts receivable are presented at their face amount, less allowances for sales returns and uncollectible accounts. Accounts receivable consist of amounts billed and currently due from Customers and amounts earned but unbilled. We generally obtain and perfect security interest in products sold in the United States when we have a concern with the Customer's risk profile.
We maintain an allowance for uncollectible accounts receivable for estimated losses in the collection of amounts owed by Customers. We estimate the allowance based on analyzing a number of factors, including amounts written off historically, Customer payment practices, and general economic conditions. We also analyze significant Customer accounts on a regular basis and record a specific allowance when we become aware of a specific Customer’s inability to pay. As a result, the related accounts receivable are reduced to an amount that we reasonably believe is collectible.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

We maintain an allowance for sales returns based upon known returns and estimated returns for both capital equipment and consumables. We estimate returns of capital equipment and consumables based upon recent historical experience.
Inventories, net. Inventories are stated at the lower of their cost or market value. We determine cost based upon a combination of the last-in, first-out (“LIFO”) and first-in, first-out (“FIFO”) cost methods. For inventories valued using the LIFO method, we believe that the use of the LIFO method results in a matching of current costs and revenues. Inventories valued using the LIFO method represented approximately 25.3% and 25.2% of total inventories at March 31, 2020 and 2019, respectively. Inventory costs include material, labor, and overhead. If we had used only the FIFO method of inventory costing, inventories would have been $16,937 and $16,757 higher than those reported at March 31, 2020 and 2019, respectively.
We review inventory on an ongoing basis, considering factors such as deterioration, obsolescence, and other items. We record an allowance for estimated losses when the facts and circumstances indicate that particular inventories will not be usable. If future market conditions vary from those projected, and our estimates prove to be inaccurate, we may be required to write-down inventory values and record an adjustment to cost of revenues.
Property, Plant, and Equipment.  Our property, plant, and equipment consists of land and land improvements, buildings and leasehold improvements, machinery and equipment, information systems, radioisotope (cobalt-60), and construction in progress. Property, plant, and equipment are presented at cost less accumulated depreciation and depletion. We capitalize additions and improvements. Repairs and maintenance are charged to expense as they are incurred.
Land is not depreciated and construction in progress is not depreciated until placed in service. Depreciation of most assets is computed on the cost less the estimated salvage value by using the straight-line method over the estimated remaining useful lives. Depletion of radioisotope is computed using the annual decay factor of the material, which is similar to the sum-of-the-years-digits method.
We generally depreciate or deplete property, plant, and equipment over the useful lives presented in the following table:

Asset Type	Useful Life (years)
Land improvements	3-40
Buildings and leasehold improvements	2-50
Machinery and equipment	2-20
Information Systems	2-20
Radioisotope (cobalt-60)	20
When we sell, retire, or dispose of property, plant, and equipment, we remove the asset’s cost and accumulated depreciation from our Consolidated Balance Sheet. We recognize the net gain or loss on the sale or disposition in the Consolidated Statements of Income in the period when the transaction occurs.
Interest.  We capitalize interest costs incurred during the construction of long-lived assets. We capitalized interest costs of $428 and $495 for the years ended March 31, 2020 and 2019, respectively. Total interest expense for the years ended March 31, 2020, 2019, and 2018 was $40,279, $45,015, and $50,629, respectively.
Identifiable Intangible Assets.  Our identifiable intangible assets include product technology rights, trademarks, licenses, and Customer and vendor relationships. We record these assets at cost, or when acquired as part of a business acquisition, at estimated fair value. We generally amortize identifiable intangible assets over periods ranging from 5 to 20 years using the straight-line method. Our intangible assets also include indefinite lived assets including certain trademarks and tradenames that were acquired in connection with business combinations. These assets are tested at least annually for impairment.
Investments.  Investments in marketable securities are stated at fair value and are included in "Other assets" on the Consolidated Balance Sheets. Following the fiscal 2019 adoption of ASU 2016-01, "Financial Instruments - Overall - Recognition and Measurement of Financial Assets and Liabilities, changes in the fair value of these investments are recorded in the "Interest income and miscellaneous expense line" of the Consolidated Statement of Income.
Asset Impairment Losses.  Property, plant, equipment, and identifiable intangible assets are reviewed for impairment when indicators of impairment exist and circumstances indicate that the carrying value of such assets may not be recoverable. Impaired assets are recorded at the lower of carrying value or estimated fair value. We monitor for such indicators on an ongoing basis and if an impairment exists, we record the loss in the Consolidated Statements of Income during that period.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Asset Retirement Obligations. We incur retirement obligations for certain assets. We record initial liabilities for the asset retirement obligations ("ARO") at fair value. Recognition of ARO includes: estimating the present value of a liability and offsetting asset, the subsequent accretion of that liability and depletion of the asset, and a periodic review of the ARO liability estimates and discount rates used in the analysis. We provide additional information about our asset retirement obligations in Note 5 to our consolidated financial statements titled, “Property, Plant and Equipment.”
Acquisitions of Business.  Assets acquired and liabilities assumed in a business combination are accounted for at fair value on the date of acquisition. Costs related to the acquisition are expensed as incurred.
Goodwill.  We perform our annual impairment test for goodwill in the third quarter of each year. We may consider qualitative indicators of the fair value of a reporting unit when it is unlikely that a reporting unit has impaired goodwill. We may also utilize a discounted cash flow analysis that requires certain assumptions and estimates be made regarding market conditions and our future profitability. We review the book value compared to the fair value at the reporting unit level. We calculate the fair value of our reporting units based on the present value of estimated future cash flows. Management's judgment is necessary to evaluate the impact of operating and macroeconomic changes and to estimate future cash flows to measure fair value. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections, strategic plans, and operating plans. We believe such assumptions and estimates are also comparable to those that would be used by other market place participants.
Self-Insurance Liabilities.  We record a liability for self-insured risks that we retain for general and product liabilities, workers’ compensation, and automobile liabilities based on actuarial calculations. We use our historical loss experience and actuarial methods to calculate the liability. This liability includes estimates for both losses and incurred but not reported claims. We review the assumptions used to calculate the estimated liability at least annually to evaluate the adequacy of the amount recorded. We maintain insurance policies to cover losses greater than our estimated liability, which are subject to the terms and conditions of those policies. We are also self-insured for certain employee medical claims. We estimate a liability for incurred but not reported claims based upon recent claims experience.
Benefit Plans.  We sponsor defined benefit pension plans. We also sponsor a post-retirement benefits plan for certain former employees. We determine our costs and obligations related to these plans by evaluating input from third-party professional advisers. These costs and obligations are affected by assumptions including the discount rate, expected long-term rate of return on plan assets, the annual rate of change in compensation for eligible employees, estimated changes in costs of healthcare benefits, and other factors. We review the assumptions used on an annual basis.
We recognize an asset for the overfunded status or a liability for the underfunded status of defined benefit pension and post-retirement benefits plans in our consolidated balance sheets. This amount is measured as the difference between the fair value of plan assets and the benefit obligation (the projected benefit obligation for pension plans and the accumulated post-retirement benefit obligation for other post-retirement benefit plans). Changes in the funded status of the plans are recorded in other comprehensive income in the year they occur. We measure plan assets and obligations as of the balance sheet date. We provide additional information about our pension and other post-retirement benefits plans in Note 9 to our consolidated financial statements titled, “Benefit Plans.”
Fair Value of Financial Instruments.  Except for long-term debt, our financial instruments are highly liquid or have short-term maturities. We provide additional information about the fair value of our financial instruments in Note 17 titled, “Fair Value Measurements.”
Foreign Currency Translation.  Most of our operations use their local currency as their functional currency. Financial statements of subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. Translation adjustments for subsidiaries whose local currency is their functional currency are recorded as a component of accumulated other comprehensive income (loss) within equity. Transaction gains and losses resulting from fluctuations in currency exchange rates on transactions denominated in currencies other than the functional currency are recognized as incurred in the accompanying Consolidated Statement of Income, except for certain inter-company balances designated as long-term in nature.
Forward and Swap Contracts.  We enter into foreign currency forward contracts to hedge assets and liabilities denominated in foreign currencies, including inter-company transactions.We may also enter into commodity swap contracts to hedge price changes in nickel that impact raw materials included in our cost of revenues. We do not use derivative financial instruments for speculative purposes. These contracts are marked to market, with gains and losses recognized within “Selling, general, and administrative expenses” or "Cost of revenues" in the accompanying Consolidated Statements of Income.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Warranty.  Warranties are provided on the sale of certain of our products and services and an accrual for estimated future claims is recorded at the time revenue is recognized. We estimate warranty expense based primarily on historical warranty claim experience.
Shipping and Handling.  We record shipping and handling costs in costs of revenues. Shipping and handling costs charged to Customers are recorded as revenues in the period the product revenues are recognized.
Advertising Expenses.  Costs incurred for communicating, advertising and promoting our products are generally expensed when incurred as a component of Selling, General and Administrative Expense. We incurred $12,652, $10,691, and $10,886 of advertising costs during the years ended March 31, 2020, 2019, and 2018, respectively.
Research and Development.  We incur research and development costs associated with commercial products and expense these costs as incurred. If a Customer reimburses us for research and development costs, the costs are charged to the related contracts as costs of revenues.
Income Taxes.  We defer income taxes for all temporary differences between pre-tax financial and taxable income and between the book and tax basis of assets and liabilities. We record valuation allowances to reduce net deferred tax assets to an amount that we expect will more-likely-than-not be realized. In making such a determination, we consider all available information, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies, and if applicable, any carryback claims that can be filed. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes and the effective tax rate.
We evaluate uncertain tax positions in accordance with a two-step process. The first step is recognition: The determination of whether or not it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. In evaluating whether a tax position has met the more-likely-than-not recognition threshold, we presume that the position will be examined by the appropriate tax authority and that the tax authority will have full knowledge of all relevant information. The second step is measurement: A tax position that meets the more-likely-than-not threshold is measured to determine the amount of benefit to recognize in the financial statements. The measurement process requires the determination of the range of possible settlement amounts and the probability of achieving each of the possible settlements. The tax position is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. No tax benefits are recognized for positions that do not meet the more-likely-than-not threshold. Tax positions that previously failed to meet the more-likely-than-not threshold are recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold are derecognized in the first subsequent financial reporting period in which the threshold is no longer met. We describe income taxes further in Note 8 to our consolidated financial statements titled, “Income Taxes.”
Share-Based Compensation.  We describe share-based compensation in Note 14 to our consolidated financial statements titled, “Share-Based Compensation.” We measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. We record liability awards at fair value each reporting period and the change in fair value is reflected as share-based compensation expense in our Consolidated Statements of Income. The expense is classified as cost of goods sold, selling, general and administrative expenses or research and development expenses in a manner consistent with the employee’s compensation and benefits. These costs are recognized in the Consolidated Statement of Income over the period during which an employee is required to provide service in exchange for the award.
Restructuring.  We recognize restructuring expenses as incurred. Asset impairment and accelerated depreciation expenses primarily relate to inventory write-downs for rationalized products and adjustments in the carrying value of the related facilities and machinery and equipment to their estimated fair value. In addition, the remaining useful lives of other property, plant, and equipment associated with the related operations are reevaluated based on the respective restructuring plan, which may result in the acceleration of depreciation and amortization of certain assets.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Recently Issued Accounting Standards Impacting the Company

Recently Issued Accounting Standards Impacting the Company are presented in the following table:

Standard	Date of Issuance	Description	Date of Adoption	Effect on the financial statements or other significant matters
Standards that have recently been adopted
ASU 2016-02, "Leases" (Topic 842)	February 2016	The standard requires lessees to record all leases, whether finance or operating, on the balance sheet. An asset will be recorded to represent the right to use the leased asset, and a liability will be recorded to represent the lease obligation. The standard is effective for annual periods beginning after December 15, 2018 and interim periods within that period. Early adoption is permitted.	First Quarter Fiscal 2020	We adopted this standard, and related amendments, effective April 1, 2019 using the modified retrospective transition method and have not restated prior periods. We elected to use the package of practical expedients permitted under the transition guidance, which allows the carry forward of historical lease classification of existing leases. We also elected the practical expedient related to land easements, allowing us to carry forward our accounting treatment for land easements on existing or expired agreements. We made an accounting policy election to not recognize lease assets or liabilities for leases with a term of 12 months or less and elected to not separate non-lease components from lease components to which they relate for all asset classes. We recorded lease right-of-use assets and lease liabilities for operating leases totaling $120,562. The adoption of the standard did not have a material impact to the Consolidated Statements of Income or Cash Flows. Additional information is disclosed in Note 10 under the heading "Leases".

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

ASU 2017-12 "Targeted Improvements to Accounting for Hedging Activities" (Topic 815)	August 2017	The standard provides targeted improvements to accounting for hedging activities by expanding an entity’s ability to hedge non-financial and financial risk components and reduce complexity in fair value hedges of interest rate risk. The guidance eliminates the requirement to separately measure and report hedge ineffectiveness and generally requires the entire change in the fair value of a hedging instrument to be presented in the same income statement line as the hedged item. The guidance also eases certain documentation and assessment requirements and modifies the accounting for components excluded from the assessment of hedge effectiveness. The standard is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted in any interim period after issuance of the standard.	First Quarter Fiscal 2020
We adopted this standard effective April 1, 2019 with no material impact to our Consolidated Balance Sheets. The impact to our Consolidated Statements of Income will depend on the value of future hedging activities.

ASU 2018-02 "Income Statement - Reporting Comprehensive Income" (Topic 220)	February 2018	The standard allows a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act ("TCJA") and requires certain disclosures about stranded tax effects. The underlying guidance requiring that the effect of a change in tax laws or rates be included in income from continuing operations is not affected. This standard is effective for fiscal years beginning after December 15, 2018 and interim periods within those years. Early adoption is permitted.	First Quarter Fiscal 2020
We have elected not to reclassify the income tax effects of the TCJA from Accumulated Other Comprehensive Income ("AOCI") to retained earnings. Our policy is to release income tax effects from AOCI when individual units of account are sold or terminated.

Standards that have not yet been adopted
ASU 2016-13, "Measurement of Credit Losses on Financial Instruments"	June 2016	The standard requires a financial asset (or group of financial assets) measured at amortized cost to be presented at the net amount expected to be collected. The allowance for credit losses is a valuation account that is deducted from the amortized cost basis of the financial asset(s) to present the net carrying value at the amount expected to be collected on the financial asset. Credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses. The standard is effective for annual periods beginning after December 15, 2019. Early adoption is permitted.	N/A	We do not expect this standard to have a material impact on our consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

ASU 2018-13 "Fair Value Measurement (Topic 820) Disclosure Framework- Changes to Disclosure Requirements for Fair Value Measurement”	August 2018	The standard modifies the disclosure requirements by adding, removing, and modifying certain required disclosures for fair value measurements for assets and liabilities disclosed within the fair value hierarchy. The standard is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 and early adoption is permitted.
			N/A	We do not expect this standard to have a material impact on our consolidated financial statements as it modifies disclosure requirements only.
ASU 2018-14 "Compensation- Retirement Benefits - Defined Benefit Plans- General Topic (715-20): Disclosure Framework- Changes to the Disclosure Requirements for Defined Benefit Plans"	August 2018	The standard modifies the disclosure requirements by adding, removing, and modifying certain required disclosures for employers that sponsor defined benefit pension or other post-retirement benefit plans. The standard also clarifies disclosure requirements for defined benefit pension plans relating to the projected benefit obligation and accumulated benefit obligation. The standard is effective for fiscal years ending after December 15, 2019 and early adoption is permitted.
			N/A	We do not expect this standard to have a material impact on our consolidated financial statements as it modifies disclosure requirements only.
ASU 2018-15 "Intangibles- Goodwill and Other- Internal Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract"	August 2018	The standard aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software. The standard is effective for fiscal years beginning after December 15, 2019 and early adoption is permitted.
			N/A	We do not expect this standard to have a material impact on our consolidated financial statements.
ASU 2019-12 "Income Taxes (Topic 740)"	December 2019	The standard provides final guidance that simplifies the accounting for income taxes by eliminating certain exceptions to the guidance in ASC 740 related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The guidance simplifies accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for fiscal years ending after December 15, 2020 and early adoption is permitted.	N/A	We are in the process of evaluating the impact that the standard will have on our consolidated financial statements.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

2. RESTRUCTURING
Fiscal 2019 Restructuring Plan. During the third quarter of fiscal 2019, we adopted and announced a targeted restructuring plan (the "Fiscal 2019 Restructuring Plan"), which included the closure of two manufacturing facilities, one in Brazil and one in England, as well as other actions including the rationalization of certain products. Fewer than 200 positions were eliminated. The Company has relocated the production of certain impacted products to other existing manufacturing operations during fiscal 2020. These restructuring actions were designed to enhance profitability and improve efficiency.
Since inception of the Fiscal 2019 Restructuring Plan we have incurred pre-tax expenses totaling $43,851 related to these restructuring actions, of which $31,660 was recorded as restructuring expenses and $12,191 was recorded in cost of revenues, with a total of $33,680, $668, and $7,798 related to the Healthcare, Life Sciences, and Applied Sterilization Technologies segments, respectively. Corporate related restructuring charges were $1,705. Additional restructuring expenses related to this plan are not expected to be material to our results of operations.
The following table summarizes our total pre-tax restructuring expenses for fiscal 2020 and 2019:

Fiscal 2019 Restructuring Plan	Year Ended March 31, 2020	Year Ended March 31, 2019
Severance and other compensation related costs	$1,554	$5,651
Accelerated depreciation and amortization	—	16,194
(Gain) on disposal of asset	(1,164)	—
Asset impairment	—	4,312
Lease termination costs and other	283	4,830
Product rationalization (1)	2,470	9,721
Total restructuring expenses	$3,143	$40,708
(1) Recorded in cost of revenues on the Consolidated Statements of Income.

Liabilities related to restructuring activities are recorded as current liabilities on the accompanying Consolidated Balance Sheets within “Accrued payroll and other related liabilities” and “Accrued expenses and other.” The following tables summarize our restructuring liability balances:

Fiscal 2019 Restructuring Plan	March 31, 2019	Provisions	Payments /Impairments (1)	March 31, 2020
Severance and termination benefits	$4,102	$1,554	$(4,659)	$997
Lease termination obligations and other	2,029	283	(2,292)	20
Total	$6,131	$1,837	$(6,951)	$1,017
(1) Certain amounts reported include the impact of foreign currency movements relative to the U.S. dollar.

Fiscal 2019 Restructuring Plan	March 31, 2018		Provisions		Payments /Impairments (1)		March 31, 2019
Severance and termination benefits	$—		$5,651		$(1,549)		$4,102
Lease termination obligations and other	—		4,830		(2,801)		2,029
Total	$—	—	$10,481	—	$(4,350)	—	$6,131
(1) Certain amounts reported include the impact of foreign currency movements relative to the U.S. dollar.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

3. GOODWILL AND INTANGIBLE ASSETS
Changes to the carrying amount of goodwill for the years ended March 31, 2020 and 2019 were as follows:

	Healthcare Segment	Life Sciences Segment	Applied Sterilization Technologies Segment	Total
Balance at March 31, 2018	792,699	148,816	1,492,269	2,433,784
Goodwill acquired or allocated	(2,109)	—	5,341	3,232
Foreign currency translation adjustments	(18,396)	(1,021)	(94,671)	(114,088)
Balance at March 31, 2019	$772,194	$147,795	$1,402,939	$2,322,928
Goodwill acquired or allocated	66,586	—	7,945	74,531
Divestitures	(199)	—	—	(199)
Foreign currency translation adjustments	(11,315)	762	(30,622)	(41,175)
Balance at March 31, 2020	$827,266	$148,557	$1,380,262	$2,356,085
See Note 18, titled "Business Acquisitions and Divestitures" for additional information regarding our recent business acquisitions and divestitures.
We evaluate the recoverability of recorded goodwill amounts annually during the third fiscal quarter, or when evidence of potential impairment exists. As a result of our annual impairment review of goodwill for fiscal years 2020, 2019 and 2018, no indicators of impairment were identified.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Information regarding our intangible assets is as follows:

	2020		2019
March 31,	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer relationships	$614,162	$227,581	$623,774	$189,752
Non-compete agreements	4,646	4,012	4,693	3,945
Patents and technology	259,101	145,457	226,520	126,149
Trademarks and tradenames	62,543	39,942	63,570	38,850
Supplier relationships	54,800	12,787	54,800	10,047
Total	$995,252	$429,779	$973,357	$368,743
    Certain trademarks and tradenames obtained as a result of business combinations are indefinite-lived assets. The approximate carrying value of these assets at March 31, 2020 and March 31, 2019 was $14,250 and $13,000, respectively. We evaluate our indefinite-lived intangible assets annually during the third quarter, or when evidence of potential impairment exists. No impairment was recognized for fiscal year 2020. During the third quarter of fiscal 2019, management adopted a branding strategy that included phasing out the usage of a tradename associated with certain products in the Healthcare business segment. As a result, management recorded an impairment charge of $16,249, which is included within the Selling, general, and administrative line of the Consolidated Statements of Income. The remaining fair value of the asset was calculated using an income approach (the relief from royalty method). The remaining fair value was not material and will be amortized over the asset's remaining useful life. Fair value calculated using this approach is classified within Level 3 of the fair value hierarchy and requires several assumptions.
Total amortization expense for intangible assets was $74,528, $98,747, and $70,195 for the years ended March 31, 2020, 2019, and 2018, respectively. Based upon the current amount of intangible assets subject to amortization, the amortization expense for each of the five succeeding fiscal years is estimated to be as follows:

	2021	2022	2023	2024	2025
Estimated amortization expense	$71,049	$68,393	$62,808	$56,549	$54,772
The estimated annual amortization expense presented in the preceding table has been calculated based upon March 31, 2020 currency exchange rates.
4. INVENTORIES, NET
Inventories, net consisted of the following:

March 31,	2020	2019
Raw materials	$94,321	$83,009
Work in process	35,643	30,694
Finished goods	151,381	131,051
LIFO reserve	(16,937)	(16,757)
Reserve for excess and obsolete inventory	(16,149)	(19,754)
Inventories, net	$248,259	$208,243

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

5. PROPERTY, PLANT AND EQUIPMENT
Information related to the major categories of our depreciable assets is as follows:

March 31,	2020	2019
Land and land improvements (1)	$65,994	$63,522
Buildings and leasehold improvements	531,267	480,359
Machinery and equipment	682,488	656,956
Information systems	181,112	169,711
Radioisotope	508,593	483,080
Construction in progress (1)	159,731	133,689
Total property, plant, and equipment	2,129,185	1,987,317
Less: accumulated depreciation and depletion	(1,017,330)	(955,735)
Property, plant, and equipment, net	$1,111,855	$1,031,582
(1) Land is not depreciated. Construction in progress is not depreciated until placed in service.
Depreciation and depletion expense were $122,707, $127,174 and $108,137, for the years ended March 31, 2020, 2019, and 2018, respectively.
Asset Retirement Obligations
We provide contract sterilization services including Gamma irradiation which utilizes cobalt-60 in the form of cobalt pencils. We have incurred asset retirement obligations (ARO) associated with the future disposal of these assets once depleted. Recognition of ARO includes: the present value of a liability and offsetting asset, the subsequent accretion of that liability and depletion of the asset, and the periodic review of the ARO liability estimates and discount rates used in the analysis.
The following table summarizes the activity in the liability for asset retirement obligations.

Asset Retirement Obligations
Balance at March 31, 2018	$11,639
Liabilities incurred during the period	1,033
Accretion expense and change in estimate	385
Foreign currency and other	(671)
Balance at March 31, 2019	$12,386
Liabilities incurred during the period	94
Liabilities settled during the period	(168)
Accretion expense and change in estimate	453
Foreign currency and other	(251)
Balance at March 31, 2020	$12,514
6. DEBT
Indebtedness as of March 31, 2020 and 2019 was as follows:

	2020	2019
Credit Agreement	$275,449	$301,846
Private Placement	878,409	884,967
Deferred financing fees	(3,337)	(3,619)
Other	—	33
Total long term debt	$1,150,521	$1,183,227
On March 23, 2018, STERIS UK and certain of its subsidiaries entered into a Credit Agreement (the "Credit Agreement") with various financial institutions as lenders, and JPMorgan Chase Bank, N.A., as Administrative Agent. STERIS Ireland subsequently became a borrower and guarantor under the Credit Agreement. The Credit Agreement replaced a bank credit

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

facility dated March 31, 2015. The Credit Agreement provides up to $1,000,000 of credit, in the form of a revolver facility, which may be utilized for revolving credit borrowings, swing line borrowings and letters of credit, with sublimits for swing line borrowings and letters of credit. The revolver facility may be increased in specified circumstances by up to $500,000. The Credit Agreement will mature on March 23, 2023, and all unpaid borrowings, together with accrued and unpaid interest thereon, are repayable on that date. The Credit Agreement contains leverage and interest coverage covenants. Borrowings may be taken in U.S. dollars, euros, and pounds sterling and certain other specified currencies and bear interest at our option based upon either the Base Rate or the Eurocurrency Rate, plus the Applicable Margin in effect from time to time under the Credit Agreement. The Applicable Margin is determined based on the ratio of Consolidated Total Debt to Consolidated EBITDA (as such terms are defined in the Credit Agreement). Interest on Base Rate Advances is payable quarterly in arrears and interest on Eurocurrency Rate Advances is payable at the end of the relevant interest period therefor, but in no event less frequently than every three months. Borrowings at closing were used to repay outstanding balances of debt outstanding under the former bank credit facility dated March 31, 2015 that was scheduled to mature on March 31, 2020 and for other general corporate purposes. The Credit Agreement was amended in March 2019, in connection with the Redomiciliation to permit the Redomiciliation. The amendments did not effect any material changes in the terms of the Credit Agreement regarding borrowings or the issuance of letters of credit.
As of March 31, 2020 a total of $275,449 of Credit Agreement and Swing Line Facility borrowings were outstanding under the Credit Agreement, based on currency exchange rates as of March 31, 2020.
Our outstanding Senior Notes at March 31, 2020 and 2019 were as follows:

	Applicable Note Purchase Agreement	Maturity Date	U.S. Dollar Value at March 31, 2020	U.S. Dollar Value at March 31, 2019
$35,000 Senior notes at 6.43%	2008 Private Placement	August 2020	35,000	35,000
$91,000 Senior notes at 3.20%	2012 Private Placement	December 2022	91,000	91,000
$80,000 Senior notes at 3.35%	2012 Private Placement	December 2024	80,000	80,000
$25,000 Senior notes at 3.55%	2012 Private Placement	December 2027	25,000	25,000
$125,000 Senior notes at 3.45%	2015 Private Placement	May 2025	125,000	125,000
$125,000 Senior notes at 3.55%	2015 Private Placement	May 2027	125,000	125,000
$100,000 Senior notes at 3.70%	2015 Private Placement	May 2030	100,000	100,000
$50,000 Senior notes at 3.93%	2017 Private Placement	February 2027	50,000	50,000
€60,000 Senior notes at 1.86%	2017 Private Placement	February 2027	66,342	67,352
$45,000 Senior notes at 4.03%	2017 Private Placement	February 2029	45,000	45,000
€20,000 Senior notes at 2.04%	2017 Private Placement	February 2029	22,114	22,450
£45,000 Senior notes at 3.04%	2017 Private Placement	February 2029	55,767	58,702
€19,000 Senior notes at 2.30%	2017 Private Placement	February 2032	21,008	21,328
£30,000 Senior notes at 3.17%	2017 Private Placement	February 2032	37,178	39,135
Total Senior Notes			$878,409	$884,967
On February 27, 2017, STERIS UK issued and sold an aggregate principal amount of $95,000, €99,000, and £75,000, of senior notes in a private placement to certain institutional investors in an offering that was exempt from the registration requirements of the Securities Act of 1933. These notes have maturities of between 10 years and 15 years from the issue date. The agreement governing these notes contains leverage and interest coverage covenants.
On May 15, 2015, STERIS Corporation issued and sold $350,000 of senior notes, in a private placement to certain institutional investors in an offering that was exempt from the registration requirements of the Securities Act of 1933. These notes have maturities of 10 years to 15 years from the issue date. The agreement governing these notes contains leverage and interest coverage covenants.
The agreements governing certain senior notes issued and sold in February 2013, December 2012, and August 2008, were amended and restated in their entirety on March 31, 2015. All of these notes were issued and sold in private placements to certain institutional investors in offerings that were exempt from the registration requirements of the Securities Act of 1933.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

The amended and restated agreements, which have been consolidated into a single agreement for the 2013 and 2012 notes, and a separate single agreement for the 2008 notes, contain leverage and interest coverage covenants.
All of the note agreements were amended in March 2019, in connection with the Redomiciliation. The amendments waived certain repurchase rights of the note holders and increased the size of certain baskets to more closely align with Credit Agreement baskets.
At March 31, 2020, we were in compliance with all financial covenants associated with our indebtedness.
The combined annual aggregate amount of maturities of our outstanding debt by fiscal year is as follows:

2021 (1)	$35,000
2022	—
2023	366,449
2024	—
2025 and thereafter	752,409
Total	$1,153,858
(1) This amount represents a senior note that matures in August 2020. In accordance with ASU 470-10-45, we have presented the note as a long-term liability based on our intention to refinance the note on a long-term basis under our credit facility.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

7. ADDITIONAL CONSOLIDATED BALANCE SHEET INFORMATION
Additional information related to our Consolidated Balance Sheet is as follows:

March 31,	2020	2019
Accrued payroll and other related liabilities:
Compensation and related items	$42,205	$37,251
Accrued vacation/paid time off	9,917	10,191
Accrued bonuses	53,041	40,194
Accrued employee commissions	19,298	17,854
Other post-retirement benefits obligations-current portion	1,488	1,633
Other employee benefit plans' obligations-current portion	2,312	1,935
Total accrued payroll and other related liabilities	$128,261	$109,058
Accrued expenses and other:
Deferred revenues	$53,299	$55,333
Service liabilities	47,505	42,101
Self-insured and related risk reserves-current portion	7,342	6,537
Accrued dealer commissions	15,827	15,283
Accrued warranty	7,381	7,194
Asset retirement obligation-current portion	2,671	2,656
Other	58,158	58,661
Total accrued expenses and other	$192,183	$187,765
Other liabilities:
Self-insured risk reserves-long-term portion	$17,452	$14,445
Other post-retirement benefits obligations-long-term portion	9,880	10,918
Defined benefit pension plans obligations-long-term portion	10,987	16,168
Other employee benefit plans obligations-long-term portion	2,333	4,711
Accrued long-term income taxes	11,959	13,515
Asset retirement obligation-long-term portion	9,843	9,730
Contingent consideration obligations- long term portion	15,358	5,950
Other	12,534	12,375
Total other liabilities	$90,346	$87,812
8. INCOME TAXES
The Tax Cuts and Jobs Act (the “TCJA”) was enacted on December 22, 2017. The TCJA reduced the maximum U.S. federal corporate income tax rate to 21.0%, required companies to pay a one-time transition tax on earnings of certain foreign subsidiaries that were previously tax deferred and created new taxes on certain foreign sourced earnings. The Company applied the guidance in Staff Accounting Bulletin No. 118, Income Tax Accounting Implications of the Tax Cut and Jobs Act when accounting for the enactment-date effects of the TCJA.
We consider the tax expense recorded for the TCJA to be complete at this time. However, it is possible that additional legislation, regulations, interpretations and/or guidance may be issued in the future that may result in additional adjustments to the tax expense recorded related to the TCJA. We have continued to monitor these as they are published. While none have resulted in material adverse impacts through fiscal 2020, there are certain items, which were not yet considered law as of March 31, 2020, that if finalized as proposed, could result in an adverse impact on our consolidated financial statements. Specifically, full retroactive application to April 1, 2019 of certain of the regulations relating to §267A, would require recognition of income tax expense up to $15,000 related to the period April 1, 2019 through December 4, 2019 when we restructured certain of our intercompany financing arrangements. This potential impact contains significant uncertainty and could be impacted by various factors, including any differences between the proposed and finalized regulations, issued in April 2020, and their retroactive application.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Income from continuing operations before income taxes was as follows:

Years Ended March 31,	2020	2019	2018
United States operations	$325,522	$235,405	$203,872
Ireland operations	29,543	13,693	11,837
Other locations operations	143,616	120,372	139,273
	$498,681	$369,470	$354,982
The components of the provision for income taxes related to income from continuing operations consisted of the following:

Years Ended March 31,	2020	2019	2018
Current:
United States federal	$42,032	$29,943	$47,728
United States state and local	9,971	12,484	7,727
Ireland	5,036	2,627	2,596
Other locations	24,600	26,824	26,742
	81,639	71,878	84,793
Deferred:
United States federal	10,073	5,775	(15,728)
United States state and local	2,363	2,836	2,656
Ireland	(899)	(546)	(280)
Other locations	(2,300)	(15,549)	(8,081)
	9,237	(7,484)	(21,433)
Total Provision for Income Taxes	$90,876	$64,394	$63,360
The total provision for income taxes can be reconciled to the tax computed at the Ireland statutory tax rate for 2020 and 2019, and the United Kingdom statutory rate for 2018 as follows:

Years Ended March 31,	2020	2019	2018
National statutory tax rate	12.5%	12.5%	19.0%
Increase (decrease) in accruals for uncertain tax positions	(0.3)%	—%	0.1%
U.S. state and local taxes, net of federal income tax benefit	2.0%	3.1%	2.3%
Increase in valuation allowances	0.5%	0.4%	0.1%
U.S. research and development credit	(0.5)%	(0.6)%	(0.5)%
U.S. foreign income tax credit	(0.6)%	(0.2)%	(0.2)%
Difference in non-Ireland tax rates	6.9%	4.5%	—%
Difference in non-United Kingdom tax rates	—%	—%	4.1%
U.S. manufacturing deduction	—%	—%	(0.8)%
Excess tax benefit for equity compensation	(2.8)%	(2.2)%	(1.8)%
Tax rate changes on deferred tax assets and liabilities	0.1%	(0.6)%	(10.3)%
U.S. transition tax on foreign earnings	—%	(0.3)%	4.9%
U.S. tax reform impact, GILTI and FDII	0.1%	0.3%	—%
Acquisitions and divestitures	—%	—%	0.5%
Capitalized acquisition, redomiciliation costs	0.1%	0.5%	—%
All other, net	0.2%	—%	0.4%
Total Provision for Income Taxes	18.2%	17.4%	17.8%

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Unrecognized Tax Benefits.  We classify uncertain tax positions and related interest and penalties as long-term liabilities within “Other liabilities” in our accompanying Consolidated Balance Sheets, unless they are expected to be paid within 12 months, in which case, the uncertain tax positions would be classified as current liabilities within “Accrued income taxes.” We recognize interest and penalties related to unrecognized tax benefits within “Income tax expense” in our accompanying Consolidated Statements of Income.
A reconciliation of the beginning and ending balances of the total amounts of unrecognized tax benefits is as follows:

	2020	2019
Unrecognized Tax Benefits Balance at April 1	$2,314	$2,500
Increases for tax provisions of current year	176	178
Decreases for tax provisions of prior year	(1,570)	(186)
Other, including currency translation	(45)	(178)
Unrecognized Tax Benefits Balance at March 31	$875	$2,314
We recognized interest and penalties related to uncertain tax positions in the provision for income taxes. As of March 31, 2020, and 2019 we had $243 and $360 accrued for interest and penalties, respectively. If all unrecognized tax benefits were recognized, the net impact on the provision for income tax expense would be $1,118. The decrease in unrecognized tax benefits from prior year is due to the release of expired positions. It is reasonably possible that during the next 12 months, there will be no material reductions in unrecognized tax benefits as a result of the expiration of various statutes of limitations or other matters.
We operate in numerous taxing jurisdictions and are subject to regular examinations by various United States federal, state and local, as well as foreign jurisdictions. We are no longer subject to United States federal examinations for years before fiscal 2016 and, with limited exceptions, we are no longer subject to United States state and local, or non-United States, income tax examinations by tax authorities for years before fiscal 2015. We remain subject to tax authority audits in various jurisdictions wherever we do business.
In May 2019, we received two notices of proposed tax adjustment from the U.S. Internal Revenue Service (the “IRS”) regarding the deductibility of interest paid on certain intercompany debt. The notices relate to fiscal years 2016 and 2017. In September 2019, we received another notice of proposed adjustment for the same issue, for the 2018 fiscal year. The IRS adjustments would result in a cumulative tax liability of approximately $40,000. Notices have not been received for subsequent periods. We are contesting the IRS’s assertions, and intend to pursue available remedies such as appeals and litigation, if necessary. We have not established reserves related to these notices. An unfavorable outcome is not expected to have a material adverse impact on our consolidated financial position but could be material to our consolidated results of operations and cash flows for any one period.
We estimate that the tax benefit from our Costa Rican Tax Holiday is $1,900 (or $0.02 per fully diluted share), annually. The Tax Holiday runs fully exempt, from income tax, through 2025 and partially exempt through 2029.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Deferred Taxes.  The significant components of the deferred tax assets and liabilities recorded in our accompanying balance sheets at March 31, 2020 and 2019 were as follows:

March 31,	2020	2019
Deferred Tax Assets:
Post-retirement benefit accrual	$2,871	$3,142
Compensation	12,560	14,275
Net operating loss carryforwards	16,149	19,195
Accrued expenses	5,490	4,858
Insurance	3,620	3,187
Deferred income	11,316	7,509
Bad debt	1,820	1,386
Pension	2,273	3,364
Operating leases (1)	28,945	—
Other	6,024	7,707
Deferred Tax Assets	91,068	64,623
Less: Valuation allowance	13,891	13,478
Total Deferred Tax Assets	77,177	51,145
Deferred Tax Liabilities:
Depreciation and depletion	68,179	61,060
Operating leases (1)	29,268	—
Intangibles	129,951	128,479
Other	2,078	2,197
Total Deferred Tax Liabilities	229,476	191,736
Net Deferred Tax Assets (Liabilities)	$(152,299)	$(140,591)
(1) For more information regarding our operating leases, see Note 10 titled, "Commitments and Contingencies".
At March 31, 2020, we had U.S. federal operating loss carryforwards of $10,942, which remain subject to a 20 year carryforward period. Additionally, we had non-U.S. operating loss carry forwards of $41,450. Although the majority of the non-U.S. carryforwards have indefinite expiration periods, those carryforwards that have definite expiration periods will expire if unused between fiscal years 2021 and 2041. In addition, we have recorded pre-valuation allowance tax benefits of $2,042 related to state operating loss carryforwards. If unused, these state operating loss carryforwards will expire between fiscal years 2021 and 2040. At March 31, 2020, we had $2,547 of tax credit carryforwards. These credit carryforwards can be used through fiscal 2030.
We review the need for a valuation allowance against our deferred tax assets. A valuation allowance of $13,891 has been applied to a portion of the net deferred tax assets because we do not believe it is more-likely-than-not that we will receive future benefit. The valuation allowance increased during fiscal 2020 by $413.
Other than the tax expense recorded for the one-time transition tax on unremitted earnings of non-US subsidiaries, no additional provision has been made for income taxes on undistributed earnings of foreign subsidiaries as the Company’s position is that these amounts continue to be indefinitely reinvested.  The amount of undistributed earnings of subsidiaries was approximately $1,600,000 at March 31, 2020.  It is not practicable to estimate the additional income taxes and applicable withholding taxes that would be payable on the remittance of such undistributed earnings.
In October 2015, the Organization for Economic Cooperation and Development (OECD), in conjunction with the G20, finalized broad-based international tax policy guidelines that involve transfer pricing and other international tax subjects. While some member jurisdictions automatically adopt the new OECD guidelines, most member countries can adopt the guidelines only by new law or regulations. We are currently adopting processes to comply with the reporting requirements specified by the guidelines and are evaluating the other parts of the guidelines.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

9. BENEFIT PLANS
In the United States, we sponsor an unfunded post-retirement welfare benefits plan for two groups of United States retirees. Benefits under this plan include retiree life insurance and retiree medical insurance, including prescription drug coverage.
During the second quarter of fiscal 2009, we amended our United States post-retirement welfare benefits plan, reducing the benefits to be provided to retirees under the plan and increasing their share of the costs. The amendments resulted in a decrease of $46,001 in the accumulated post-retirement benefit obligation. The impact of this change was recognized in our Consolidated Balance Sheets in fiscal 2009 and is being amortized as a component of the annual net periodic benefit cost over a period of approximately thirteen years.
We sponsor several defined benefit pension schemes outside the United States: two in the UK, one in the Netherlands, two in Germany, and one in Switzerland. The Synergy Health plc Retirement Benefit Scheme is a defined benefit (final salary) funded pension scheme. In previous years, Synergy sponsored a funded defined benefit arrangement in the Netherlands. This was a separate fund holding the pension scheme assets to meet long-term pension liabilities for past and present employees. Accrual of benefits ceased under the scheme effective January 1, 2013. The Synergy Radeberg and Synergy Allershausen Schemes are unfunded defined pension schemes and are closed to new entrants. The Synergy Daniken Scheme is a defined benefit funded pension scheme. As a result of our fiscal 2018 acquisition of Harwell Dosimeters Ltd, we also sponsor in the Harwell Dosimeters Ltd Retirement Benefits Scheme which is a defined benefit funded pension scheme.
We recognize the funded status of our defined benefit pension and post-retirement benefit plans in our Consolidated Balance Sheets, with a corresponding adjustment to accumulated other comprehensive income, net of tax. The funded status is measured as of March 31 each year and is calculated as the difference between the fair value of plan assets and the benefit obligation (which is the projected benefit obligation for pension plans and the accumulated post-retirement benefit obligation for post-retirement benefit plans). Accumulated comprehensive income (loss) represents the net unrecognized actuarial losses and unrecognized prior service cost. These amounts will be recognized in net periodic benefit cost as they are amortized. We will recognize future changes to the funded status of these plans in the year the change occurs, through other comprehensive income.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Obligations and Funded Status.  The following table reconciles the funded status of the defined benefit pension plans and the other post-retirement benefits plan to the amounts recorded on our Consolidated Balance Sheets at March 31, 2020 and 2019, respectively. Benefit obligation balances presented in the following table reflect the projected benefit obligations for our defined benefit pension plans and the accumulated other post-retirement benefit obligation for our post-retirement benefits plan. The measurement date of our defined benefit pension plans and other post-retirement benefits plan is March 31, for both periods presented.

	Other Defined Benefit Pension Plans		Other Post-Retirement Benefits Plan
	2020	2019	2020	2019
Change in Benefit Obligations:
Benefit Obligations at Beginning of Year	$133,672	$148,848	$12,551	$14,100
Service cost	1,380	2,394	—	—
Prior service cost	—	831	—	—
Interest cost	2,955	3,255	408	457
Actuarial loss (gain)	(3,736)	(4,402)	181	(106)
Benefits and expenses	(6,466)	(6,150)	(1,772)	(1,900)
Employee contributions	1,046	743	—	—
Impact of foreign currency exchange rate changes	(5,661)	(11,847)	—	—
Benefit Obligations at End of Year	123,190	133,672	11,368	12,551
Change in Plan Assets:
Fair Value of Plan Assets at Beginning of Year	117,504	119,441	—	—
Actual return on plan assets	228	6,543	—	—
Employer contributions	5,071	5,005	1,772	1,900
Employee contributions	1,045	742	—	—
Benefits and expenses paid	(6,466)	(6,150)	(1,772)	(1,900)
Impact of foreign currency exchange rate changes	(5,179)	(8,077)	—	—
Fair Value of Plan Assets at End of Year	112,203	117,504	—	—
Funded Status of the Plans	$(10,987)	$(16,168)	$(11,368)	$(12,551)
Amounts recognized in the consolidated balance sheets consist of the following:

	Other Defined Benefit Pension Plans		Other Post-Retirement Benefits Plan
	2020	2019	2020	2019
Current liabilities	$—	$—	$(1,488)	$(1,633)
Noncurrent liabilities	(10,987)	(16,168)	(9,880)	(10,918)
	$(10,987)	$(16,168)	$(11,368)	$(12,551)

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

The pre-tax amount of unrecognized actuarial net loss and unamortized prior service cost included in accumulated other comprehensive (loss) income at March 31, 2020, was approximately $14,405 and $7,463, respectively. During fiscal 2021, we will amortize the following pre-tax amounts from accumulated other comprehensive income:

	Defined Benefit Pension Plans	Other Post-Retirement Benefits Plan
Actuarial loss	$20	$482
Prior Service Cost	69	(3,263)
Defined benefit plans with an accumulated benefit obligation and projected benefit obligation exceeding the fair value of plan assets had the following plan assets and obligations at March 31, 2020 and 2019:

	Other Defined Benefit Pension Plans
	2020	2019
Aggregate fair value of plan assets	$112,203	$117,504
Aggregate accumulated benefit obligations	120,084	130,669
Aggregate projected benefit obligations	123,190	132,672

Components of Net Periodic Benefit Cost and Other Amounts Recognized in Other Comprehensive Income.  Components of the annual net periodic benefit cost of our defined benefit pension plans and our other post-retirement benefits plan were as follows:

	Other Defined Benefit Pension Plans			Other Post-Retirement Benefits Plan
	2020	2019	2018	2020	2019	2018
Service cost	$1,380	$2,394	$2,402	$—	$—	$—
Interest cost	2,876	3,139	3,262	409	457	519
Expected return on plan assets	(4,735)	(4,930)	(4,835)	—	—	—
Prior service cost recognition	69	51	—	(3,263)	(3,263)	(3,263)
Net amortization and deferral	9	474	126	482	552	648
Net periodic benefit (credit) cost	$(401)	$1,128	$955	$(2,372)	$(2,254)	$(2,096)
Recognized in other comprehensive loss (income) before tax:
Net loss (gain) occurring during year	$890	$(6,545)	$(697)	$(181)	$106	$501
Amortization of prior service credit	(78)	781	—	3,263	3,263	3,263
Amortization of net loss	—	(468)	(126)	(482)	(552)	(648)
Total recognized in other comprehensive loss (income)	812	(6,232)	(823)	2,600	2,817	3,116
Total recognized in total benefits cost and other comprehensive loss (income)	$411	$(5,104)	$132	$228	$563	$1,020

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Assumptions Used in Calculating Benefit Obligations and Net Periodic Benefit Cost.  The following table presents significant assumptions used to determine the projected benefit obligations at March 31:

	2020	2019
Discount Rate:
Synergy Health plc Retirement Benefits Scheme	2.40%	2.50%
Isotron BV Pension Plan	1.60%	1.20%
Synergy Health Daniken AG	0.20%	0.85%
Synergy Health Radeberg	1.60%	1.60%
Synergy Health Allershausen	0.50%	1.60%
Harwell Dosimeters Ltd Retirement Benefits Scheme	2.45%	2.35%
Other post-retirement plan	3.00%	3.50%
The following table presents significant assumptions used to determine the net periodic benefit costs for the years ended March 31:

	2020	2019	2018
Discount Rate:
Synergy Health plc Retirement Benefits Scheme	2.50%	2.50%	2.60%
Isotron BV Pension Plan	1.20%	1.60%	1.60%
Synergy Health Daniken AG	0.20%	0.95%	0.65%
Synergy Health Radeberg	1.60%	1.60%	1.50%
Synergy Health Allershausen	1.75%	1.60%	1.50%
Harwell Dosimeters Ltd Retirement Benefits Scheme	2.45%	2.55%	2.55%
Other post-retirement plan	3.50%	3.50%	3.50%
Expected Return on Plan Assets:
Synergy Health plc Retirement Benefits Scheme	4.80%	5.02%	4.97%
Isotron BV Pension Plan	1.20%	1.60%	1.60%
Synergy Health Daniken AG	0.65%	1.20%	1.40%
The net periodic benefit cost and the actuarial present value of projected benefit obligations are based upon assumptions that we review on an annual basis. These assumptions may be revised annually based upon an evaluation of long-term trends, as well as market conditions that may have an impact on the cost of providing benefits.
We develop our expected long-term rate of return on plan assets assumptions by evaluating input from third-party professional advisers, taking into consideration the asset allocation of the portfolios and the long-term asset class return expectations.
We develop our discount rate assumptions by evaluating input from third-party professional advisers, taking into consideration the current yield on country specific investment grade long-term bonds which provide for similar cash flow streams as our projected obligations.
We have made assumptions regarding healthcare costs in computing our other post-retirement benefit obligation. The assumed rates of increase generally decline ratably over a five-year period from the assumed current year healthcare cost trend rate to the assumed long-term healthcare cost trend rate noted below.

	2020	2019	2018
Healthcare cost trend rate – medical	6.75%	6.75%	7.00%
Healthcare cost trend rate – prescription drug	6.75%	6.75%	7.00%
Long-term healthcare cost trend rate	4.50%	4.50%	4.50%
To determine the healthcare cost trend rates, we evaluate a combination of information, including ongoing claims cost monitoring, annual statistical analyses of claims data, reconciliation of forecasted claims against actual claims, review of trend

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

assumptions of other plan sponsors and national health trends, and adjustments for plan design changes, workforce changes, and changes in plan participant behavior.
A one-percentage-point change in assumed healthcare cost trend rates (including medical, prescription drug, and long-term rates) would have had the following effect on our other post-retirement benefit obligation at March 31, 2020:

	One-Percentage Point
	Increase	Decrease
Effect on total service and interest cost components	$—	$—
Effect on other post-retirement benefit obligation	7	(6)
Plan Assets. The investment policies for our plans are generally established by the local pension plan trustees and seek to maintain the plans' ability to meet liabilities and to comply with local minimum funding requirements. Plan assets are invested in diversified portfolios that provide adequate levels of return at an acceptable level of risk. The investment policies are reviewed at least annually and revised, as deemed appropriate to ensure that the objectives are being met. At March 31, 2020, the targeted allocation for the plans were approximately 75% equity investments and 25% fixed income investments.
Financial instruments included in pension plan assets are categorized into three tiers. These tiers include a fair value hierarchy of three levels, based on the degree of subjectivity inherent in the valuation methodology as follows:
Level 1 - Quoted prices for identical assets in active markets.
Level 2 - Quoted prices for similar assets in active markets with inputs that are observable, either directly or indirectly.
Level 3 - Unobservable prices or inputs in which little or no market data exists.
The fair value of our pension benefits plan assets at March 31, 2020 and 2019 by asset category is as follows:

	Fair Value Measurements at March 31, 2020
(In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash	$302	$302	$—	$—
Insured annuities	14,522	—	14,522	—
Insurance contracts	4,345	—	—	4,345
Common and collective trusts valued at net asset value:
Equity security trusts	47,187	—	—	—
Debt security trusts	45,847	—	—	—
Total Plan Assets	$112,203	$302	$14,522	$4,345

	Fair Value Measurements at March 31, 2019
(In thousands)	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Cash	$450	$450	$—	$—
Insured annuities	14,720	—	14,720	—
Insurance contracts	5,089	—	—	5,089
Common and collective trusts valued at net asset value:
Equity security trusts	73,532	—	—	—
Debt security trusts	23,713	—	—	—
Total Plan Assets	$117,504	$450	$14,720	$5,089

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Collective investment trusts are measured at fair value using the net asset value per share practical expedient. These trusts have not been categorized in the fair value hierarchy and are being presented in the tables above to permit a reconciliation of the fair value hierarchy to the total plan assets.
The fair value measurement of plan assets using significant unobservable inputs (Level 3) changed during fiscal year 2020 due to the following:

Insurance contracts
Balance at March 31, 2018	$5,484
Gains (losses) related to assets still held at year-end	29
Transfers out of Level 3	(132)
Foreign currency	(292)
Balance at March 31, 2019	$5,089
Gains (losses) related to assets still held at year-end	62
Transfers out of Level 3	(664)
Foreign currency	(142)
Balance at March 31, 2020	$4,345
Cash Flows.  We contribute amounts to our defined benefit pension plans at least equal to the minimum amounts required by applicable employee benefit laws and local tax laws. We expect to make contributions of approximately $3,839 during fiscal 2021.
Based upon the actuarial assumptions utilized to develop our benefit obligations at March 31, 2020, the following benefit payments are expected to be made to plan participants:

	Other Defined Benefit Pension Plans	Other Post-Retirement Benefits Plan
2021	$5,872	$1,510
2022	6,025	1,392
2023	6,600	1,252
2024	6,336	1,115
2025	6,518	1,007
2026-2031	35,292	3,726
The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the “Act”) provides a prescription drug benefit for Medicare beneficiaries, a benefit we provide to Medicare eligible retirees covered by our post-retirement benefits plan. We have concluded that the prescription drug benefit provided in our post-retirement benefit plan is considered to be actuarially equivalent to the benefit provided under the Act and thus qualifies for the subsidy under the Act. Benefits are subject to a per capita per month cost cap and any costs above the cap become the responsibility of the retiree. Under the plan, the subsidy is applied to reduce the retiree responsibility. As a result, the expected future subsidy no longer reduces our accumulated post-retirement benefit obligation and net periodic benefit cost. We collected subsidies totaling approximately $708 and $706, during fiscal 2020 and fiscal 2019, respectively, which reduced the retiree responsibility for costs in excess of the caps established in the post-retirement benefit plan.
Defined Contribution Plans. We maintain a 401(k) defined contribution plan for eligible U.S. employees, a 401(k) defined contribution plan for eligible Puerto Rico employees and similar savings plans for certain employees in Canada, United Kingdom, Ireland, and Finland. We provide a match on a specified portion of an employee’s contribution. The U.S. plan assets are held in trust and invested as directed by the plan participants. The Canadian plan assets are held by insurance companies. The aggregate fair value of the U.S. plan assets was $668,960 at March 31, 2020. At March 31, 2020, the U.S. plan held 555,080 STERIS ordinary shares with a fair value of $77,695. We paid dividends of $855, $826, and $781 to the plan and participants on STERIS shares held by the plan for the years ended March 31, 2020, 2019, and 2018, respectively. We contributed approximately $27,818, $25,935, and $24,037, to the defined contribution plans for the years ended March 31, 2020, 2019, and 2018, respectively.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

We also maintain a domestic non-qualified deferred compensation plan covering certain employees, which formerly allowed for the deferral of compensation for an employee-specified term or until retirement or termination. There have been no employee contributions made to this plan since fiscal 2012. The Plan was amended in fiscal 2012 to disallow deferrals of salary payable in 2012 and subsequent calendar years and of commissions and other incentive compensation payable in respect of the 2013 and subsequent fiscal years. We hold investments in mutual funds to satisfy future obligations of the plan. We account for these assets as available-for-sale securities and they are included in “Other assets” on our accompanying Consolidated Balance Sheets, with a corresponding liability for the plan’s obligation recorded in “Accrued expenses and other.” The aggregate value of the assets was $1,273 and $1,400 at March 31, 2020 and March 31, 2019, respectively. Realized gains and losses on these investments are recorded in “Interest and miscellaneous income” within “Non-operating expenses” on our accompanying Consolidated Statements of Income. Changes in the fair value of the assets are recorded in other comprehensive income on our accompanying balance sheets.
10. COMMITMENTS AND CONTINGENCIES
We are, and will likely continue to be, involved in a number of legal proceedings, government investigations, and claims, which we believe generally arise in the course of our business, given our size, history, complexity, and the nature of our business, products, Customers, regulatory environment, and industries in which we participate. These legal proceedings, investigations and claims generally involve a variety of legal theories and allegations, including, without limitation, personal injury (e.g., slip and falls, burns, vehicle accidents), product liability or regulation (e.g., based on product operation or claimed malfunction, failure to warn, failure to meet specification, or failure to comply with regulatory requirements), product exposure (e.g., claimed exposure to chemicals, asbestos, contaminants, radiation), property damage (e.g., claimed damage due to leaking equipment, fire, vehicles, chemicals), commercial claims (e.g., breach of contract, economic loss, warranty, misrepresentation), financial (e.g., taxes, reporting), employment (e.g., wrongful termination, discrimination, benefits matters), and other claims for damage and relief.
We believe we have adequately reserved for our current litigation and claims that are probable and estimable, and further believe that the ultimate outcome of these pending lawsuits and claims will not have a material adverse effect on our consolidated financial position or results of operations taken as a whole. Due to their inherent uncertainty, however, there can be no assurance of the ultimate outcome or effect of current or future litigation, investigations, claims or other proceedings (including without limitation the matters discussed below). For certain types of claims, we presently maintain insurance coverage for personal injury and property damage and other liability coverages in amounts and with deductibles that we believe are prudent, but there can be no assurance that these coverages will be applicable or adequate to cover adverse outcomes of claims or legal proceedings against us.
On May 31, 2012, our Albert Browne Limited subsidiary received a warning letter from the FDA regarding chemical indicators manufactured in the United Kingdom. These devices are intended for the monitoring of certain sterilization and other processes. The FDA warning letter stated that the agency had concerns regarding operational business processes. In the second half of calendar 2019, the FDA conducted a comprehensive inspection of the Albert Browne facility in question. In a May 12, 2020 email, the FDA provided the Company with a copy of the Inspection Report. In that same email the FDA advised the Company that the email would serve as a "No Action Indicated" notice and that it was finalizing a Warning Letter Closeout to be provided to the Company. These actions bring this matter to a favorable conclusion for the Company.
Civil, criminal, regulatory or other proceedings involving our products or services could possibly result in judgments, settlements or administrative or judicial decrees requiring us, among other actions, to pay damages or fines or effect recalls, or be subject to other governmental, Customer or other third party claims or remedies, which could materially effect our business, performance, prospects, value, financial condition, and results of operations.
For additional information regarding these matters, see the risks and uncertainties described under the title "product related regulations and claims" in Item 1A. of the Fiscal 2020 Form 10-K.
From time to time, STERIS is also involved in legal proceedings as a plaintiff involving contract, patent protection, and other claims asserted by us. Gains, if any, from these proceedings are recognized when they are realized.
We are subject to taxation from United States federal, state and local, and foreign jurisdictions. Tax positions are settled primarily through the completion of audits within each individual jurisdiction or the closing of statutes of limitation. Changes in applicable tax law or other events may also require us to revise past estimates. We describe income taxes further in Note 8 to our consolidated financial statements titled, “Income Taxes” in this Annual Report on Form 10-K.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Additional information regarding our contingencies is included in Item 7 of Part II titled, “Management’s Discussion and Analysis of Financial Conditions and Results of Operations under "Contingencies".
As of March 31, 2020 and 2019, our commercial commitments totaled $80,230 and $73,765, respectively. Commercial commitments include standby letters of credit, letters of credit required as security under our self-insured risk retention policies, and other potential cash outflows resulting from an event that requires payment by us. Approximately $12,474 and $7,794 of the March 31, 2020 and 2019 totals, respectively, relate to letters of credit required as security under our self-insured risk retention policies.
As of March 31, 2020, we had minimum purchase commitments with suppliers for raw material purchases totaling $63,054. As of March 31, 2020, we also had commitments of $91,077 for long term construction contracts.
Leases
We lease manufacturing, warehouse and office space, service facilities, vehicles, equipment and communication systems. Certain leases contain options that provide us with the ability to extend the lease term. Such options are included in the lease term when it is reasonably certain that the option will be exercised. We made an accounting policy election to not recognize lease assets or lease liabilities for leases with a lease term of twelve months or less.
We determine if an agreement contains a lease and classify our leases as operating or finance at the lease commencement date. Finance leases are generally those leases for which we will pay substantially all the underlying asset’s fair value or will use the asset for all or a major part of its economic life, including circumstances in which we will ultimately own the asset. Lease assets arising from finance leases are included in property, plant and equipment, net and the liabilities are included in other liabilities. For finance leases, we recognize interest expense using the effective interest method and we recognize amortization expense on the lease asset over the shorter of the lease term or the useful life of the asset. Our finance leases are not material as of March 31, 2020 and for the twelve month period then ended.
Operating lease assets and liabilities are recognized at the commencement date of the lease based on the present value of lease payments over the lease term. Lease assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. As most leases do not provide an implicit interest rate, we estimate an incremental borrowing rate to determine the present value of lease payments. Our estimated incremental borrowing rate reflects a secured rate based on recent debt issuances, our estimated credit rating, lease term, as well as publicly available data for instruments with similar characteristics. For operating leases, we recognize lease cost on a straight-line basis over the term of the lease. When accounting for leases, we combine payments for leased assets, related services and other components of a lease.
The components of operating lease expense are as follows:

Year Ended March 31, 2020
Fixed operating lease expense	$28,252
Variable operating lease expense	5,449
Total operating lease expense	$33,701

Supplemental cash flow information related to operating leases is as follows:

Year Ended March 31, 2020
Cash paid for amounts included in the measurement of operating lease liabilities	$27,613
Right-of-use assets obtained in exchange for operating lease obligations, net	$44,636

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Maturities of lease liabilities at March 31, 2020 are as follows:

March 31, 2020
2021	$25,302
2022	21,064
2023	17,271
2024	14,045
2025 and thereafter	96,249
Total operating lease payments	173,931
Less imputed interest	40,008
Total operating lease liabilities	$133,923
In the preceding table, the future minimum annual rentals payable under noncancelable leases denominated in foreign currencies have been calculated using March 31, 2020 foreign currency exchange rates.
Supplemental information related to operating leases is as follows:

March 31,
2020
Weighted-average remaining lease term of operating leases	11.5 years

Weighted-average discount rate of operating leases	4.4%

Prior to the adoption of ASU 2016-02, " Leases" (Topic 842) future minimum annual rentals payable under noncancelable operating lease agreements in excess of one year as of March 31, 2019 were as follows:

March 31, 2019
2020	$24,008
2021	18,567
2022	13,917
2023	11,929
2024 and thereafter	93,939
Total minimum lease payments	$162,360
In the preceding table, the future minimum annual rentals payable under noncancelable leases denominated in foreign currencies have been calculated using March 31, 2019 foreign currency exchange rates.
11. BUSINESS SEGMENT INFORMATION
We operate and report our financial information in three reportable business segments: Healthcare, Life Sciences and Applied Sterilization Technologies. Non-allocated operating costs that support the entire Company and items not indicative of operating trends are excluded from segment operating income.
Our Healthcare segment offers infection prevention and procedural solutions for healthcare providers worldwide, including consumable products, equipment maintenance and installation services, and capital equipment. The segment also provides a range of specialty services for healthcare providers including hospital sterilization services and instrument and scope repairs.
Our Life Sciences segment offers consumable products, equipment maintenance, specialty services and capital equipment primarily for pharmaceutical manufacturers.
Our Applied Sterilization Technologies ("AST") segment provides contract sterilization and testing services for medical device and pharmaceutical manufacturers.
We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. In fiscal 2019, we ceased

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

the allocation of certain corporate costs to our segments to align with internal management measures. The prior period operating income measures have been recast for comparability.
For the year ended March 31, 2020, revenues from a single Customer did not represent ten percent or more of any reportable segment’s revenues.

Years Ended March 31,	2020	2019	2018
Revenues:
Healthcare	$1,986,809	$1,848,485	$1,745,119
Life Sciences	416,939	378,558	361,590
Applied Sterilization Technologies	627,147	555,127	513,287
Total revenues	$3,030,895	$2,782,170	$2,619,996
Operating income (loss):
Healthcare	420,636	387,906	352,620
Life Sciences	144,088	132,129	123,889
Applied Sterilization Technologies	270,917	221,828	196,297
Total reportable segments	835,641	741,863	672,806
Corporate	(207,015)	(184,900)	(162,999)
Total operating income before adjustments	$628,626	$556,963	$509,807
Less: Adjustments
Amortization of acquired intangible assets (1)	71,675	86,878	67,793
Acquisition and integration related charges (2)	8,225	8,901	16,211
Redomiciliation and tax restructuring costs (3)	3,699	8,783	—
(Gain) on fair value adjustment of acquisition related contingent consideration (1)	—	(842)	(593)
Net loss (gain) on divestiture of businesses (1)	1,770	(1,370)	14,547
Amortization of property "step up" to fair value (1)	2,392	2,440	1,599
Restructuring charges (4)	3,143	40,708	103
Impact of the U.S. Tax Cuts and Jobs Act (5)	—	—	10,264
COVID-19 incremental costs (6)	749	—	—
Total operating income	$536,973	$411,465	$399,883
(1) For more information regarding our recent acquisitions and divestitures see Note 18 titled, "Business Acquisitions and Divestitures". Amortization of purchased intangible assets fiscal 2019 total includes an impairment charge of $16,249, see Note 3 titled, "Goodwill and Intangible Assets", for more information.
(2) Acquisition and integration related charges include transaction costs and integration expenses associated with acquisitions.
(3) Costs incurred in connection with the Redomiciliation and subsequent tax restructuring.
(4) For more information regarding our restructuring activities see Note 2 titled, "Restructuring".
(5) Represents a one-time special employee bonus paid to most U.S. employees and associated professional fees.
(6) COVID-19 incremental costs includes the additional costs attributable to COVID-19 such as enhanced cleaning protocols, personal protective equipment for our employees, event cancellation fees, and payroll costs associated with our response to COVID-19, net of any government subsidies available.

Assets include the current and long-lived assets directly attributable to the segment based on the management of the location or on utilization. Certain corporate assets were allocated to the reportable segments based on revenues. Assets attributed to sales and distribution locations are only allocated to the Healthcare and Life Sciences segments.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Individual facilities, equipment, and intellectual properties are utilized for production by both the Healthcare and Life Sciences segments at varying levels over time. As a result, an allocation of total assets, capital expenditures, and depreciation and amortization is not meaningful to the individual performance of the Healthcare and Life Sciences segments. Therefore, their respective amounts are reported together.

March 31,	2020	2019
Assets:
Healthcare and Life Sciences	$2,705,377	$2,417,201
Applied Sterilization Technologies	2,720,205	2,655,870
Total assets	$5,425,582	$5,073,071

Years Ended March 31,	2020	2019	2018
Capital Expenditures
Healthcare and Life Sciences	$84,648	$89,638	$69,264
Applied Sterilization Technologies	129,868	100,077	96,193
Total Capital Expenditures	$214,516	$189,715	$165,457
Depreciation, Depletion, and Amortization
Healthcare and Life Sciences (1) (2)	$92,193	$114,656	$81,294
Applied Sterilization Technologies (1)	105,042	111,265	97,038
Total Depreciation, Depletion, and Amortization	$197,235	$225,921	$178,332
(1) The fiscal 2020 and 2019 totals include the impact of Restructuring see Note 2 titled, "Restructuring" for additional information.
(2) The fiscal 2019 total includes an impairment charge see Note 3 titled, "Goodwill and Intangible Assets", for additional information.
Financial information for each of our United States and international geographic areas is presented in the following table. Revenues are based on the location of these operations and their Customers. Property, plant and equipment, net are those assets that are identified within the operations in each geographic area.

March 31,	2020	2019
Property, Plant, and Equipment, Net
Ireland	$47,459	$41,137
United States	632,333	577,113
Other locations	432,063	413,332
Property, Plant, and Equipment, Net	$1,111,855	$1,031,582

Years Ended March 31,	2020	2019	2018
Revenues:
Ireland	$63,821	$56,784	$48,246
United States	2,211,722	1,976,814	1,836,414
Other locations	755,352	748,572	735,336
Total Revenues	$3,030,895	$2,782,170	$2,619,996

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

Years Ended March 31,	2020	2019	2018
Healthcare:
Capital equipment	$617,712	587,680	538,515
Consumables	486,425	443,851	430,907
Service	882,672	816,954	775,697
Total Healthcare Revenues	$1,986,809	$1,848,485	$1,745,119
Life Sciences:
Capital equipment	$112,747	102,714	100,555
Consumables	185,904	161,780	150,656
Service	118,288	114,064	110,379
Total Life Sciences Revenues	$416,939	$378,558	$361,590
Applied Sterilization Technologies Service Revenues	$627,147	$555,127	$513,287
Total Revenues	$3,030,895	$2,782,170	$2,619,996

12. SHARES AND PREFERRED SHARES
Ordinary Shares
In connection with the Redomiciliation, STERIS UK shareholders received STERIS plc shares pursuant to a scheme of arrangement under UK law. Each STERIS UK ordinary shareholder received one ordinary share, par value $75.00, of STERIS plc for each STERIS UK ordinary share held, which STERIS UK shares were canceled. On May 3, 2019, the par value of STERIS plc shares issued pursuit to the scheme of arrangement was reduced to $0.001 per share.
We calculate basic earnings per share based upon the weighted average number of shares outstanding. We calculate diluted earnings per share based upon the weighted average number of shares outstanding plus the dilutive effect of share equivalents calculated using the treasury stock method. The following is a summary of shares and share equivalents outstanding used in the calculations of basic and diluted earnings per share:

Years ended March 31,	2020	2019	2018
Denominator (shares in thousands):
Weighted average shares outstanding—basic	84,778	84,577	85,028
Dilutive effect of share equivalents	863	891	685
Weighted average shares outstanding and share equivalents—diluted	85,641	85,468	85,713
Options to purchase the following number of shares were outstanding but excluded from the computation of diluted earnings per share because the combined exercise prices, unamortized fair values, and assumed tax benefits upon exercise were greater than the average market price for the shares during the periods, so including these options would be anti-dilutive:

Years ended March 31,	2020	2019	2018
Number of ordinary share options (shares in thousands)	285	352	393
Additional Authorized Shares
The Company has an additional authorized share capital of 50,000,000 preferred shares of $0.001 par value each, plus 25,000 deferred ordinary shares of €1.00 par value each, in order to satisfy minimum statutory capital requirements for all Irish public limited companies.

13. REPURCHASE OF ORDINARY SHARES
On August 9, 2016, STERIS UK announced that its Board of Directors had authorized the purchase of up to $300,000 (net of taxes, fees and commissions) of our ordinary shares. As a result of the Redomiciliation, that share repurchase authorization terminated.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)

On May 7, 2019, our Board of Directors authorized the continuation of the share repurchase program resulting in a share repurchase authorization of $78,979 (net of taxes, fees and commissions).
On July 30, 2019, our Board of Directors approved an increase to the May 7, 2019 authorization of an additional amount of $300,000 (net of taxes, fees and commissions). As of March 31, 2020, there was approximately $338,979 (net of taxes, fees and commissions) of remaining availability under the authorization.
Under the authorizations, the Company may repurchase its shares from time to time through open market purchases, including 10b5-1 plans. Any repurchase program may be activated, suspended or discontinued at any time.
During fiscal 2020, we repurchased 273,259 of our ordinary shares for the aggregate amount of $40,000 (net of fees and commissions) pursuant to the 2019 authorizations. During fiscal 2019, we repurchased 651,093 of our ordinary shares for the aggregate amount of $72,082 (net of fees and commissions) pursuant to the 2016 authorization. During fiscal 2018, we repurchased 664,963 of our ordinary shares for the aggregate amount of $58,939 (net of fees and commissions) pursuant to the 2016 authorization.
During fiscal 2020, we obtained 122,884 of our ordinary shares in the aggregate amount of $11,235 in connection with share based compensation award programs. During fiscal 2019, we obtained 112,356 of our ordinary shares in the aggregate amount of $8,262 in connection with share based compensation award programs. During fiscal 2018, we obtained 127,903 of our ordinary shares in the aggregate amount of $7,014 in connection with share based compensation award programs.
14. SHARE-BASED COMPENSATION
We maintain a long-term incentive plan that makes available shares for grants, at the discretion of the Board of Directors or Compensation Committee of the Board of Directors, to officers, directors, and key employees in the form of stock options, restricted shares, restricted share units, stock appreciation rights and share grants. We satisfy share award incentives through the issuance of new ordinary shares.
Stock options provide the right to purchase our shares at the market price on the date of grant, or for options granted to employees in fiscal 2019 and thereafter, 110% of the market price on the date of grant, subject to the terms of the plan and agreements. Generally, one-fourth of the stock options granted to employees become exercisable for each full year of employment following the grant date. Stock options granted generally expire 10 years after the grant date, or in some cases earlier if the option holder is no longer employed by us. Restricted shares and restricted share units generally cliff vest after a four year period or vest in tranches of one-fourth of the number granted for each year of employment after the grant date. As of March 31, 2020, 3,961,998 shares remained available for grant under the long-term incentive plan.
The fair value of share-based stock option compensation awards was estimated at their grant date using the Black-Scholes-Merton option pricing model. This model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable, characteristics that are not present in our option grants. If the model permitted consideration of the unique characteristics of employee stock options, the resulting estimate of the fair value of the stock options could be different. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in our Consolidated Statements of Income. The expense is classified as cost of goods sold or selling, general and administrative expenses in a manner consistent with the employee’s compensation and benefits.
The following weighted-average assumptions were used for options granted during fiscal 2020, fiscal 2019 and fiscal 2018:

	Fiscal 2020	Fiscal 2019	Fiscal 2018
Risk-free interest rate	2.26%	2.64%	2.01%
Expected life of options	6.2 years	6.2 years	5.7 years
Expected dividend yield of stock	1.22%	1.47%	1.58%
Expected volatility of stock	20.27%	19.91%	22.08%

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
The risk-free interest rate is based upon the U.S. Treasury yield curve. The expected life of options is reflective of historical experience, vesting schedules and contractual terms. The expected dividend yield of stock represents our best estimate of the expected future dividend yield. The expected volatility of stock is derived by referring to our historical stock prices over a time frame similar to that of the expected life of the grant. An estimated forfeiture rate of 2.77%, 2.37% and 2.25% was applied in fiscal 2020, 2019 and 2018 respectively. This rate is calculated based upon historical activity and represents an estimate of the granted options not expected to vest. If actual forfeitures differ from this calculated rate, we may be required to make additional adjustments to compensation expense in future periods. The assumptions used above are reviewed at the time of each significant option grant, or at least annually.
A summary of share option activity is as follows:

	Number of Options	Weighted Average Exercise Price	Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at March 31, 2019	2,104,685	$72.82
Granted	345,138	147.22
Exercised	(613,086)	57.29
Forfeited	(40,611)	122.61
Outstanding at March 31, 2020	1,796,126	$91.29	6.8 years	$89,800
Exercisable at March 31, 2020	922,708	$69.52	5.6 years	$65,136
We estimate that 857,860 of the non-vested stock options outstanding at March 31, 2020 will ultimately vest.
The aggregate intrinsic value in the table above represents the total pre-tax difference between the $139.97 closing price of our ordinary shares on March 31, 2020 over the exercise prices of the stock options, multiplied by the number of options outstanding or outstanding and exercisable, as applicable. The aggregate intrinsic value is not recorded for financial accounting purposes and the value changes daily based on the daily changes in the fair market value of our ordinary shares.
The total intrinsic value of stock options exercised during the years ended March 31, 2020, 2019 and 2018 was $57,683, $25,371 and $16,096, respectively. Net cash proceeds from the exercise of stock options were $34,731, $13,308 and $11,093 for the years ended March 31, 2020, 2019 and 2018, respectively. The tax benefit from stock option exercises was $16,440, $8,306 and $6,581 for the years ended March 31, 2020, 2019 and 2018, respectively.
The weighted average grant date fair value of stock option grants was $23.52, $18.12 and $15.51 for the years ended March 31, 2020, 2019 and 2018, respectively.
Stock appreciation rights (“SARS”) carry generally the same terms and vesting requirements as stock options except that they are settled in cash upon exercise and therefore, are classified as liabilities. The fair value of the outstanding SARS as of March 31, 2020, 2019 and 2018 was $544, $889, and $1,437, respectively. The fair value of outstanding SARS is revalued at each reporting date and the related liability and expense are adjusted appropriately.
A summary of the non-vested restricted share activity is presented below:

	Number of Restricted Shares	Number of Restricted Share Units	Weighted-Average Grant Date Fair Value
Non-vested at March 31, 2019	676,373	33,219	$80.86
Granted	156,901	14,553	135.86
Vested	(221,606)	(14,999)	74.63
Forfeited	(35,838)	(1,879)	93.56
Non-vested at March 31, 2020	575,830	30,894	$98.07
Restricted shares granted are valued based on the closing stock price at the grant date. The value of restricted shares and units that vested during fiscal 2020 was $17,657.
As of March 31, 2020, there was a total of $42,056 in unrecognized compensation cost related to non-vested share-based compensation granted under our share-based compensation plans. We expect to recognize the cost over a weighted average period of 2.1 years.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
15. FINANCIAL AND OTHER GUARANTEES
We generally offer a limited parts and labor warranty on capital equipment. The specific terms and conditions of those warranties vary depending on the product sold and the countries where we conduct business. We record a liability for the estimated cost of product warranties at the time product revenues are recognized. The amounts we expect to incur on behalf of our Customers for the future estimated cost of these warranties are recorded as a current liability on the accompanying Consolidated Balance Sheets. Factors that affect the amount of our warranty liability include the number and type of installed units, historical and anticipated rates of product failures, and material and service costs per claim. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.
Changes in our warranty liability during the periods presented are as follows:

Years Ended March 31,	2020	2019	2018
Balance, Beginning of Year	$7,194	$6,872	$6,861
Warranties issued during the period	12,311	11,177	12,305
Settlements made during the period	(12,124)	(10,855)	(12,294)
Balance, End of Year	$7,381	$7,194	$6,872
16. DERIVATIVES AND HEDGING
From time to time, we enter into forward contracts to hedge potential foreign currency gains and losses that arise from transactions denominated in foreign currencies, including inter-company transactions. We may also enter into commodity swap contracts to hedge price changes in nickel that impact raw materials included in our cost of revenues. We do not use derivative financial instruments for speculative purposes. These contracts are not designated as hedging instruments and do not receive hedge accounting treatment; therefore, changes in their fair value are not deferred but are recognized immediately in the Consolidated Statements of Income. At March 31, 2020, we held a foreign currency forward contract to buy 6.0 million Canadian dollars. At March 31, 2020, we held commodity swap contracts to buy 715.2 thousand pounds of nickel.

	Asset Derivatives		Liability Derivatives
	Fair Value at	Fair Value at	Fair Value at	Fair Value at
Balance Sheet Location	March 31, 2020	March 31, 2019	March 31, 2020	March 31, 2019
Prepaid & Other	$124	$552	$—	$—
Accrued expenses and other	$—	$—	$912	$278
The following table presents the impact of derivative instruments and their location within the Consolidated Statements of Income:

	Location of (loss) gain recognized in income	Amount of (loss) gain recognized in income
		Years Ended March 31,
		2020	2019	2018
Foreign currency forward contracts	Selling, general and administrative	$798	$235	$(1,357)
Commodity swap contracts	Cost of revenues	$(660)	$434	$373
Additionally, we hold our debt in multiple currencies to fund our operations and investments in certain subsidiaries. We designate portions of non-functional currency denominated intercompany loans as hedges of portions of net investments in foreign operations. Net debt designated as non-derivative net investment hedging instruments totaled $45,765 at March 31, 2020. These hedges are designed to be fully effective and any associated gain or loss is recognized in Accumulated Other Comprehensive Income and will be reclassified to income in the same period when a gain or loss related to the net investment in the foreign operation is included in income.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
17. FAIR VALUE MEASUREMENTS
Fair value is defined as the price that would be received to sell an asset or that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. We estimate the fair value of financial assets and liabilities using available market information and generally accepted valuation methodologies. The inputs used to measure fair value are classified into three tiers. These tiers include Level 1, defined as observable inputs such as quoted prices in active markets; Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring the entity to develop its own assumptions. The following table shows the fair value of our financial assets and liabilities at March 31, 2020 and March 31, 2019:

			Fair Value Measurements
At March 31,	Carrying Value		Quoted Prices in Active Markets for Identical Assets		Significant Other Observable Inputs		Significant Unobservable Inputs
			Level 1		Level 2		Level 3
	2020	2019	2020	2019	2020	2019	2020	2019
Assets:
Cash and cash equivalents	$319,581	$220,633	$319,581	$220,633	$—	$—	$—	$—
Forward and swap contracts (1)	124	552	—	—	124	552	—	—
Equity investments (2)	9,624	13,873	9,624	13,873	—	—	—	—
Other investments	2,507	2,545	2,507	2,545	—	—	—	—
Liabilities:
Forward and swap contracts (1)	$912	$278	$—	$—	$912	$278	$—	$—
Deferred compensation plans (2)	1,475	1,564	1,475	1,564	—	—	—	—
Long term debt (3)	1,150,521	1,183,227	—	—	1,143,978	1,200,558	—	—
Contingent consideration obligations (4)	15,988	5,950	—	—	—	—	15,988	5,950
(1) The fair values of forward and swap contracts are based on period-end forward rates and reflect the value of the amount that we would pay or receive for the contracts involving the same notional amounts and maturity dates.
(2) We maintain a frozen domestic non-qualified deferred compensation plan covering certain employees, which allowed for the deferral of payment of previously earned compensation for an employee-specified term or until retirement or termination. Amounts deferred can be allocated to various hypothetical investment options (compensation deferrals have been frozen under the plan). We hold investments to satisfy the future obligations of the plan. Employees who made deferrals are entitled to receive distributions of their hypothetical account balances (amounts deferred, together with earnings (losses)). We also hold an investment in the common stock of Servizi Italia, S.p.A, a leading provider of integrated linen washing and outsourced sterile processing services to hospital Customers. Beginning in fiscal 2019, changes in the fair value of these investments are recorded in the "Interest income and miscellaneous expense line" of the Consolidated Statement of Income. During fiscal 2020 and fiscal 2019 we recorded losses of $3,579 and $2,731, respectively, related to these investments.
(3) We estimate the fair value of our long-term debt using discounted cash flow analyses, based on our current incremental borrowing rates for similar types of borrowing arrangements.
(4) Contingent consideration obligations arise from prior business acquisitions. The fair values are based on discounted cash flow analyses reflecting the possible achievement of specified performance measures or events and captures the contractual nature of the contingencies, commercial risk, and the time value of money. Contingent consideration obligations are classified in the consolidated balance sheets as accrued expense (short-term) and other liabilities (long-term), as appropriate based on the contractual payment dates.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
The changes in Level 3 assets and liabilities measured at fair value on a recurring basis are summarized as follows:

Contingent Consideration
Balance at March 31, 2018	$8,068
Payments	(691)
Reductions and adjustments	(1,466)
Foreign currency translation adjustments	39
Balance at March 31, 2019	$5,950
Additions	9,907
Foreign currency translation adjustments	131
Balance at March 31, 2020	$15,988
Additions and payments of contingent consideration obligations during fiscal year 2020 and 2019 were primarily related to our fiscal year 2020 and 2019 acquisitions. Refer to Note 18, "Business Acquisitions and Divestitures" for more information.
18. BUSINESS ACQUISITIONS AND DIVESTITURES
Fiscal 2020 Acquisitions
During fiscal 2020, we completed several tuck-in acquisitions which continued to expand our product and service offerings in the Healthcare and Applied Sterilization Technologies segments. The aggregate purchase price associated with these transactions was approximately $120,537, net of cash acquired and including potential contingent consideration of $9,830 and deferred consideration of $893.
Fiscal 2019 Acquisitions
During fiscal 2019, we completed a minor purchase to expand our service offerings in the Applied Sterilization Technologies segment. The total purchase price was $13,313, and was financed with both cash on hand and with credit facility borrowings. Purchase price allocations will be finalized within a measurement period not to exceed one year from closing.
Fiscal 2018 Acquisitions
We completed several minor purchases that continued to expand our product and service offerings in the Healthcare and Applied Sterilization Technologies segments. The aggregate purchase price associated with these transactions was approximately $52,292, net of cash acquired and including contingent consideration of $5,018. The purchase price for the acquisitions was financed with both cash on hand and with credit facility borrowings.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
Fair Value of Assets Acquired and Liabilities Assumed
The table below summarizes the allocation of the purchase price to the net assets acquired based on fair values at the acquisition dates for our fiscal 2020, 2019 and 2018 acquisitions.

	Fiscal Year 2020	Fiscal Year 2019	Fiscal Year 2018
(dollars in thousands)	All Acquisitions (1)	All Acquisitions	All Acquisitions
Cash	$8,811	$—	$235
Accounts receivable	10,331	750	1,464
Inventory	8,999	51	2,289
Property, plant and equipment	9,241	2,004	3,381
Lease right-of-use assets, net	4,462	—	—
Other assets	1,133	479	126
Intangible assets	36,500	4,070	17,404
Goodwill	74,531	6,614	32,384
Total Assets	154,008	13,968	57,283
Current liabilities	(20,659)	(146)	(2,077)
Non-current liabilities	(4,000)	(509)	(2,679)
Total Liabilities	(24,659)	(655)	(4,756)
Net Assets	$129,349	$13,313	$52,527
(1) Purchase price allocation is still preliminary as of March 31, 2020, as valuations have not been finalized.
Acquisition related transaction and integration costs totaled $8,225, $8,901, and $16,211 for the fiscal years ended March 31, 2020, 2019, and 2018, respectively. These costs are included in Selling, general, and administrative expenses in the Consolidated Statements of Income.
Divestitures
Fiscal 2020
During fiscal 2020, we sold the operations of our hospital sterilization services business that was located in China. We recorded proceeds of $439, net of cash divested, and recognized a pre-tax loss on the sale of $2,365 in the selling, general and administrative expense line of the Consolidated Statements of Income. The business generated annual revenues of approximately $5,000.
Fiscal 2018
Synergy Health Healthcare Consumable Solutions
On November 20, 2017, we sold our Synergy Health Healthcare Consumable Solutions ("HCS") business to Vernacare. Annual revenues for the HCS business were approximately $40,000 and were included in the Healthcare segment. We recorded proceeds of $8,891, net of cash divested, including a working capital adjustment. We also recognized a pre-tax loss on the sale, subject to final working capital adjustments, of $12,972 in Selling, general, and administrative expense in the Consolidated Statement of Income.
Loans Receivable
In connection with an equity investment of $4,955, we agreed to provide a credit facility of up to approximately $10,000 for a term of up to seven years ending in 2025. The loan carries an interest rate of 4% compounded daily and interest is payable annually. Outstanding borrowings under the agreement totaled $7,084 at March 31, 2020 and $7,465 at March 31, 2019.
In connection with the fiscal 2017 divestiture of Synergy Health Netherlands Linen Management Services, we entered into a loan agreement to provide financing of up to €15,000 for a term of up to 15 years. The loan carried an interest rate of 4% for the first four years and 12% thereafter. The loan was renegotiated during the third quarter of fiscal 2020. According to the new terms of the loan agreement, the outstanding balance at October 31, 2019, of €7,300, will be repaid in six equal annual

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
installments beginning on October 18, 2022. The loan carries an interest rate of 4% for the first four years and 8% thereafter. Outstanding borrowings under the agreement totaled $8,072 (or €7,300) at March 31, 2020 and $8,494 (or €7,550) at March 31, 2019.
Amounts for loan receivables as noted above are recorded in the "Other assets" line of our Consolidated balance sheets. Interest income is not material.
19. RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)
Amounts in Accumulated Other Comprehensive Income (Loss) are presented net of the related tax. Foreign Currency Translation is not adjusted for income taxes. Accumulated other comprehensive income (loss) shown in our Consolidated Statements of Shareholders' Equity and changes in our balances, net of tax, for the years ended March 31, 2020, 2019 and 2018 were as follows:

	Gain (Loss) on Available for Sale Securities (1) (4)			Defined Benefit Plans (2)			Foreign Currency Translation (3)			Total Accumulated Other Comprehensive Income (Loss)
	2020	2019	2018	2020	2019	2018	2020	2019	2018	2020	2019	2018
Beginning Balance	$—	$1,970	$178	$(4,204)	$(6,742)	$(2,355)	$(155,574)	$16,457	$(238,525)	$(159,778)	$11,685	$(240,702)
Other Comprehensive Income (Loss) before reclassifications	—	—	1,703	1,505	3,920	(2,291)	(73,076)	(172,031)	254,982	(71,571)	(168,111)	254,394
Reclassified from Accumulated Other Comprehensive Income (Loss)	—	—	89	(4,114)	(1,382)	(2,096)	—	—	—	(4,114)	(1,382)	(2,007)
Net current-period Other Comprehensive Income (Loss)	—	—	1,792	(2,609)	2,538	(4,387)	(73,076)	(172,031)	254,982	(75,685)	(169,493)	252,387
Cumulative adjustment to Retained Earnings (4)	$—	$(1,970)	$—	$—	$—	$—	$—	$—	$—	$—	$(1,970)	$—
Ending Balance	$—	$—	$1,970	$(6,813)	$(4,204)	$(6,742)	$(228,650)	$(155,574)	$16,457	$(235,463)	$(159,778)	$11,685
(1) Realized gain (loss) on available for sale securities is reported in the Interest income and miscellaneous expense line of the Consolidated
Statements of Income for fiscal 2018.
(2) Amortization (gain) of defined benefit plan items are reported in the Interest income and miscellaneous expense line of our Consolidated Statements of Income.
(3) The effective portion of gain or loss on net debt designated as non-derivative net investment hedging instruments is recognized in Accumulated Other Comprehensive Income and is reclassified to income in the same period when a gain or loss related to the net investment is included in income.
(4) As a result of the adoption of ASC 2016-01 we recorded a cumulative effect adjustment to our opening fiscal 2019 retained earnings balance that increased retained earnings and decreased accumulated other comprehensive income. See Note 1 titled, "Nature of Operations and Summary of Significant Accounting Policies" for further details.

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
20. QUARTERLY RESULTS (UNAUDITED)

Quarters Ended	March 31,	December 31,	September 30,	June 30,
Fiscal 2020
Revenues:
Product	$393,592	$363,795	$337,666	$307,735
Service	429,399	410,466	399,174	389,068
Total Revenues	822,991	774,261	736,840	696,803
Cost of Revenues:
Product	210,538	195,105	183,600	160,959
Service	248,393	247,803	234,573	230,001
Total Cost of Revenues	458,931	442,908	418,173	390,960
Gross Profit	364,060	331,353	318,667	305,843
Percentage of Revenues	44.2%	42.8%	43.2%	43.9%
Restructuring Expenses	6	(448)	(274)	1,389
Net Income Attributable to Shareholders	$123,316	$104,930	$94,769	$84,590
Basic Income Per Ordinary Share Attributable to Shareholders:
Net income	$1.45	$1.24	$1.12	$1.00
Diluted Income Per Ordinary Share Attributable to Shareholders:
Net income	$1.44	$1.23	$1.11	$0.99

Fiscal 2019
Revenues:
Product	$374,937	$327,639	$314,659	$278,790
Service	393,276	368,599	364,302	359,968
Total Revenues	768,213	696,238	678,961	638,758
Cost of Revenues:
Product	201,357	182,229	172,107	146,602
Service	232,140	227,012	222,190	223,106
Total Cost of Revenues	433,497	409,241	394,297	369,708
Gross Profit	334,716	286,997	284,664	269,050
Percentage of Revenues	43.6%	41.2%	41.9%	42.1%
Restructuring Expenses	4,840	26,147	—	—
Net Income Attributable to Shareholders	$108,745	$47,858	$77,457	$69,991
Basic Income Per Ordinary Share Attributable to Shareholders:
Net income	$1.29	$0.57	$0.92	$0.83
Diluted Income Per Ordinary Share Attributable to Shareholders:
Net income	$1.27	$0.56	$0.91	$0.82

STERIS PLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts and as noted)
21. SUBSEQUENT EVENTS

The COVID-19 pandemic began to impact our business late in fiscal 2020. The coronavirus pandemic and related public health recommendations and mandated precautions to mitigate the spread of COVID-19, including deferral of medical procedures and treatments and shelter-in-place orders or similar measures, is negatively affecting, and is expected to continue to affect some of our operations which would impact our financial position and cash flows in fiscal 2021. We have experienced and expect to continue to experience unpredictable fluctuations in demand for certain of our products and services, including some products and services that are experiencing increased demand.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Costs and Expenses		Charges to Other Accounts		Deductions		Balance at End of Period
(in thousands)
Year ended March 31, 2020
Deducted from asset accounts:
Allowance for trade accounts receivable (1)	$9,645	$6,760		$(247)	(3)	$(4,107)	(4)	$12,051
Inventory valuation reserve	19,754	(4,105)	(2)	500	(3)	—		16,149
Deferred tax asset valuation allowance	13,478	3,327		(1,927)	(3)	(987)		13,891
Recorded within liabilities:
Casualty loss reserves	$19,742	$6,000		$3,007		$(5,521)		$23,228
Year ended March 31, 2019
Deducted from asset accounts:
Allowance for trade accounts receivable (1)	$12,472	$356		$(327)	(3)	$(2,856)	(4)	$9,645
Inventory valuation reserve	19,639	(673)	(2)	788	(3)	—		19,754
Deferred tax asset valuation allowance	13,596	4,055		(1,653)	(3)	(2,520)		13,478
Recorded within liabilities:
Casualty loss reserves	$20,949	$4,456		$(1,158)		$(4,505)		$19,742
Year ended March 31, 2018
Deducted from asset accounts:
Allowance for trade accounts receivable (1)	$10,357	$2,183		$1,925	(3)	$(1,993)	(4)	$12,472
Inventory valuation reserve	17,854	2,446	(2)	(661)	(3)	—		19,639
Deferred tax asset valuation allowance	16,366	3,535		209	(3)	(6,514)		13,596
Recorded within liabilities:
Casualty loss reserves	$22,718	$5,713		$(2,563)		$(4,919)		$20,949
(1) Net allowance for doubtful accounts and allowance for sales and returns.
(2) Provision for excess and obsolete inventory, net of inventory written off.
(3) Change in foreign currency exchange rates and acquired reserves.
(4) Uncollectible accounts written off, net of recoveries.